EXHIBIT 4.1

EXECUTION COPY

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.,
as Issuer,

AVENTINE RENEWABLE ENERGY, LLC,
as Guarantor,

AVENTINE RENEWABLE ENERGY, INC.
as Guarantor,

and

WELLS FARGO BANK, N.A.,
as Trustee

INDENTURE

Dated as of December 17, 2004

Senior Secured Floating Rate Notes due 2011

CROSS-REFERENCE TABLE

TIA Section		Indenture Section

310(a)	(1)	7.10
(a)	(2)	7.10
(a)	(3)	N.A.
(a)	(4)	N.A.
(a)	(5)	7.8 ; 7.10
(b)		7.8 ; 7.10; 13.2
(c)		N.A.
311(a)		7.11
(b)		7.11
(c)		N.A.
312(a)		2.5
(b)		13.3
(c)		13.3
313(a)		7.6
(b)	(1)	7.6
(b)	(2)	7.6
(c)		7.6 ; 13.2
(d)		7.6
314(a)		4.8 ; 4.10; 13.2
(b)		10.4
(c)	(1)	7.2 ; 13.4; 13.5
(c)	(2)	7.2 ; 13.4; 13.5
(c)	(3)	N.A.
(d)		10.7
(e)		13.5
(f)		N.A.
315(a)		7.1 (b)
(b)		7.5
(c)		7.1
(d)		6.5 ; 7.1(c)
(e)		6.11
316(a)	(last sentence)
	(1)	—
(a)	(A)	6.5
	(1)	—
(a)	(B)	6.4
(a)	(2)	N.A.
(b)		6.7
(c)		9.5
317(a)	(1)	6.8
(a)	(2)	6.9
(b)		2.4
318(a)		13.1
(c)		13.1

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

i

4.11	WAIVER OF STAY, EXTENSION OR USURY LAWS	56
4.12	LIMITATIONS ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES	56
4.13	LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES	58
4.14	LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES	59
4.15	ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES	60
4.16	LIMITATION ON LIENS	60
4.17	CHANGE OF CONTROL	61
4.18	LIMITATION ON ASSET SALES	62
4.19	PLEDGE OF CAPITAL STOCK OF NELLC	63
4.20	LIMITATION ON SALE AND LEASEBACK TRANSACTIONS	63
4.21	LIMITATION ON BUSINESS ACTIVITIES	63
4.22	LIMITATION ON IMPAIRMENT OF SECURITY INTEREST	64
4.23	EVENTS OF LOSS	64
4.24	ESCROW OF PROCEEDS TO BE USED FOR PEKIN FACILITY EXPANSION	64

ARTICLE V SUCCESSOR CORPORATION		65

5.1	MERGER, CONSOLIDATION AND SALE OF ASSETS	65
5.2	SUCCESSOR CORPORATION SUBSTITUTED	67

ARTICLE VI DEFAULT AND REMEDIES		67

6.1	EVENTS OF DEFAULT	67
6.2	ACCELERATION	69
6.3	OTHER REMEDIES	70
6.4	WAIVER OF PAST DEFAULTS; RESCISSION OF ACCELERATION	70
6.5	CONTROL BY MAJORITY	70
6.6	LIMITATION ON SUITS	70
6.7	RIGHTS OF HOLDERS TO RECEIVE PAYMENT	71
6.8	COLLECTION SUIT BY TRUSTEE	71
6.9	TRUSTEE MAY FILE PROOFS OF CLAIM	71
6.10	PRIORITIES	72
6.11	UNDERTAKING FOR COSTS	72
6.12	RESTORATION OF RIGHTS AND REMEDIES	72
6.13	RIGHTS AND REMEDIES CUMULATIVE	73

ARTICLE VII TRUSTEE		73

7.1	DUTIES OF TRUSTEE	73
7.2	RIGHTS OF TRUSTEE	74
7.3	INDIVIDUAL RIGHTS OF TRUSTEE	76
7.4	TRUSTEE S DISCLAIMER	76
7.5	NOTICE OF DEFAULT	76
7.6	REPORTS BY TRUSTEE TO HOLDERS	76
7.7	COMPENSATION AND INDEMNITY	77
7.8	REPLACEMENT OF TRUSTEE	78
7.9	SUCCESSOR TRUSTEE BY MERGER, ETC	79
7.10	ELIGIBILITY; DISQUALIFICATION	79

7.11	PREFERENTIAL COLLECTION OF CLAIMS AGAINST THE ISSUER	79
7.12	DIRECTION TO TRUSTEE	79

ARTICLE VIII DISCHARGE OF INDENTURE; DEFEASANCE		79

8.1	TERMINATION OF THE ISSUER S OBLIGATIONS	79
8.2	LEGAL DEFEASANCE AND COVENANT DEFEASANCE	80
8.3	CONDITIONS TO LEGAL DEFEASANCE OR COVENANT DEFEASANCE	81
8.4	APPLICATION OF TRUST MONEY	83
8.5	REPAYMENT TO THE ISSUER	84
8.6	REINSTATEMENT	84

ARTICLE IX AMENDMENTS, SUPPLEMENTS AND WAIVERS		84

9.1	WITHOUT CONSENT OF HOLDERS	84
9.2	WITH CONSENT OF HOLDERS	85
9.3	[INTENTIONALLY OMITTED]	86
9.4	COMPLIANCE WITH TIA	86
9.5	REVOCATION AND EFFECT OF CONSENTS	86
9.6	NOTATION ON OR EXCHANGE OF SECURITIES	87
9.7	TRUSTEE TO SIGN AMENDMENTS, ETC	87

ARTICLE X COLLATERAL		87

10.1	RIGHTS OF THE TRUSTEE	87
10.2	COLLATERAL AND SECURITY DOCUMENTS	88
10.3	APPLICATION OF PROCEEDS OF COLLATERAL	89
10.4	POSSESSION, USE AND RELEASE OF COLLATERAL	90
10.5	OPINION OF COUNSEL	91
10.6	FURTHER ASSURANCES	92
10.7	TRUST INDENTURE ACT REQUIREMENTS	92
10.8	SUITS TO PROTECT THE COLLATERAL	92
10.9	PURCHASER PROTECTED	93
10.10	POWERS EXERCISABLE BY RECEIVER OR TRUSTEE	93
10.11	RELEASE UPON TERMINATION OF OBLIGATIONS	93
10.12	COLLATERAL MONIES	93

ARTICLE XI GUARANTEE OF SECURITIES		94

11.1	UNCONDITIONAL SUBSIDIARY GUARANTEE	94
11.2	LIMITATIONS ON SUBSIDIARY GUARANTEES	96
11.3	EXECUTION AND DELIVERY OF SUBSIDIARY GUARANTEE	96
11.4	RELEASE OF A SUBSIDIARY GUARANTOR	96
11.5	WAIVER OF SUBROGATION	97
11.6	IMMEDIATE PAYMENT	97
11.7	NO SET-OFF	98
11.8	OBLIGATIONS ABSOLUTE	98
11.9	OBLIGATIONS CONTINUING	98
11.10	OBLIGATIONS NOT DISCHARGED	98
11.11	OBLIGATIONS REINSTATED	98
11.12	OBLIGATIONS NOT AFFECTED	99

11.13	WAIVER	100
11.14	NO OBLIGATION TO TAKE ACTION AGAINST THE ISSUER	100
11.15	DEALING WITH THE ISSUER AND OTHERS	100
11.16	DEFAULT AND ENFORCEMENT	101
11.17	[INTENTIONALLY OMITTED]	101
11.18	ACKNOWLEDGMENT	101
11.19	COSTS AND EXPENSES	101
11.20	NO MERGER OR WAIVER; CUMULATIVE REMEDIES	101
11.21	SURVIVAL OF OBLIGATIONS	102
11.22	SUBSIDIARY GUARANTEE IN ADDITION TO OTHER OBLIGATIONS	102

ARTICLE XII [INTENTIONALLY OMITTED]		102

ARTICLE XIII MISCELLANEOUS		102

13.1	TIA CONTROLS	102
13.2	NOTICES	102
13.3	COMMUNICATIONS BY HOLDERS WITH OTHER HOLDERS	103
13.4	CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT	103
13.5	STATEMENTS REQUIRED IN CERTIFICATE OR OPINION	104
13.6	RULES BY TRUSTEE, PAYING AGENT, REGISTRAR	104
13.7	LEGAL HOLIDAYS	104
13.8	GOVERNING LAW	104
13.9	NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS	105
13.10	NO RECOURSE AGAINST OTHERS	105
13.11	SUCCESSORS	105
13.12	DUPLICATE ORIGINALS	105
13.13	SEVERABILITY	105

SIGNATURES		S-1

Exhibit A	-	Form of Initial Note
Exhibit B	-	Form of Exchange Note
Exhibit C	-	Form of Certificate for Transfers to Non-QIB Accredited Investors
Exhibit D	-	Form of Certificate for Transfers Pursuant to Regulation S
Exhibit D-1	-	Form of Certificate of Beneficial Ownership of Temporary Offshore Global Security

Exhibit E	-	Form of Guarantee

Note: This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture

INDENTURE dated as of December 17, 2004 among AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware corporation (the “Issuer”), AVENTINE RENEWABLE ENERGY, LLC, a Delaware limited liability company, as a Subsidiary Guarantor, AVENTINE RENEWABLE ENERGY, INC., a Delaware corporation, as a Subsidiary Guarantor, and WELLS FARGO BANK, N.A., as Trustee (the “Trustee”).

The Issuer has duly authorized the creation of an issue of Senior Secured Floating Rate Notes due 2011 and, when and if issued as provided in the Registration Rights Agreement in an Exchange Offer, Senior Secured Floating Rate Exchange Notes due 2011, and, to provide therefor, the Issuer has duly authorized the execution and delivery of this Indenture. All things necessary to make the Securities (as defined below), when duly issued and executed by the Issuer and authenticated and delivered hereunder, the valid and binding obligations of the Issuer and to make this Indenture a valid and binding agreement of the Issuer have been done.

This Indenture is subject to, and shall be governed by, the mandatory provisions of the Trust Indenture Act of 1939, as amended, that are required to be a part of and to govern indentures qualified under the Trust Indenture Act of 1939, as amended.

Each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

1.1 Definitions

“Accredited Investor” has the meaning set forth in Section 2.16(a) .

“Acquired Indebtedness” means (i) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary or (ii) Indebtedness secured by a Lien encumbering an asset acquired by a Person at the time of such acquisition.

“Actual Knowledge” means the actual fact or statement of knowing, without any duty to make any investigation with regard thereto.

“Additional Notes Collateral” has the meaning set forth in Section 10.2(d) .

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1)

the net income (or loss) of any Person that is not a Restricted Subsidiary (except to the extent of the amount of dividends or distributions paid in cash to the Issuer or any of its Restricted Subsidiaries);

(2)

the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Issuer or any of its Restricted Subsidiaries;

(3)

the net income of any Restricted Subsidiary (other than NELLC or any Subsidiary of NELLC) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any restriction permitted by clause (vi), (vii) or (viii) of Section 4.13) except to the extent that cash was distributed by such Restricted Subsidiary to the Issuer or another Restricted Subsidiary during such period;

(4)	any gains or losses (on an after-tax basis) attributable to sales of assets outside the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(5)

solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (c) of the first paragraph of Section 4.3, any amount paid or accrued as dividends on preferred stock of the Issuer owned by Persons other than the Issuer and any of its Restricted Subsidiaries;

(6)	all extraordinary gains or losses;

(7)	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(8)

any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees of the Issuer or any of its Restricted Subsidiaries;

(9)	any net after-tax income or loss from discontinued operations;

(10)	the cumulative effect of a change in accounting principles;

(11)

any expense with respect to which, and to the extent that, the Issuer is indemnified by a third party (but only if and to the extent that the related indemnification payment from such third party is not included in the calculation of the net income of the Issuer);

(12)	any non-cash asset impairment charges resulting from application of Statement of Financial Accounting Standards No. 142; and

(13)	any non-cash gain or loss attributable to any Commodity Agreement until such time as it is settled, at which time the net gain or loss shall be included.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, Paying Agent or co-Registrar.

“Agent Members” has the meaning set forth in Section 2.15(a) .

“Asset Acquisition” means (1) an investment by the Issuer or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Issuer or any of its Restricted Subsidiaries or (2) an acquisition by the Issuer or any of its Restricted Subsidiaries of the property and assets of any Person other than the Issuer or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Issuer or any of its Restricted Subsidiaries of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of the Issuer or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger or consolidation) in one transaction or a series of related transactions by the Issuer or any of its Restricted Subsidiaries to any Person other than the Issuer or any of its Restricted Subsidiaries of:

(1)	all or any of the Capital Stock of any Restricted Subsidiary,

(2)	all or substantially all of the property and assets of an operating unit or business of the Issuer or any of its Restricted Subsidiaries, or

(3)

any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Issuer or any of its Restricted Subsidiaries outside the ordinary course of business of the Issuer or such Restricted Subsidiary, in each case, that is not governed by Article V; provided that “Asset Sale” shall not include:

(a)	sales or other dispositions of inventory, receivables and other current assets,

(b)	sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under Section 4.3,

(c)	sales, transfers or other dispositions of assets with a fair market value not in excess of $3.0 million in any transaction or series of related transactions (other than sales, transfers or other dispositions of any property or assets constituting part of the Primary Collateral),

(d)

any sale, transfer, assignment or other disposition of any property equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Issuer or its Restricted Subsidiaries,

(e)

sales or grants of licenses to use the Issuer’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology, or

(f)	foreclosures on assets.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Aventine Renewable Energy” means Aventine Renewable Energy, LLC (a direct subsidiary of the Issuer) and its successors.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors. Unless otherwise indicated, the “Board of Directors” refers to the Board of Directors of the Issuer.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(1)	85% of the book value of all accounts receivable owned by the Issuer and its Restricted Subsidiaries as of such date, plus

(2)	85% of the book value of all inventory,

all calculated on a consolidated basis and in accordance with GAAP. In the event that information with respect to any element of the Borrowing Base is not available as of any date then the most recently available information shall be utilized.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York, Minneapolis, Minnesota or Houston, Texas are required or authorized by law or other governmental action to be closed.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person, as Lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means such time as:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (within the meaning of Section 13(d) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3)

a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Issuer on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Issuer, on a fully diluted basis, than is held by the Permitted Holders on such date;

(4)

individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Issuer’s stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(5)

the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Collateral” means, collectively, the Primary Collateral and the Secondary Collateral.

“Collateral Account” means an account of the Issuer established at JPMorgan Chase Bank and pledged as Primary Collateral to the Collateral Agent for the benefit of the Trustee and the Holders and into which the Net Cash Proceeds corresponding to the Primary Collateral sold in a Primary Collateral Asset Sale or the Net Loss Proceeds from an Event of Loss are deposited in accordance with the terms of Sections 4.18 and 4.23 respectively.

“Collateral Agent” means the Trustee, as collateral agent under the Security Documents, and/or any other collateral agent or trustee appointed in accordance with the terms of Section 10.1.

“Collateral Monies” means all cash and Collateral Investments received by the Collateral Agent:

(1)

upon the release of Primary Collateral from the Primary Collateral Lien or the Security Documents, including all proceeds of Primary Collateral Asset Sales and all monies received in respect of the principal of all purchase money, governmental and other obligations;

(2)	as Net Loss Proceeds;

(3)	pursuant to the Security Documents;

(4)

as proceeds of any sale or other disposition of all or any part of the Primary Collateral by or on behalf of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Primary Collateral pursuant to this Indenture or any of the Security Documents or otherwise; or

(5)

for application as provided in the relevant provisions of this Indenture or any Security Document for which disposition is not otherwise specifically provided for in this Indenture or in any Security Document.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, with respect to the Commission’s duties under the TIA, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

“Commodity Agreement” means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Completion Certificate” has the meaning set forth in Section 4.24.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1)	Fixed Charges,

(2)	income taxes,

(3)	depreciation expense,

(4)	amortization expense,

(5)

all other non-cash items (including non-cash asset impairment charges and amortization of pre-paid cash expenses that were paid in a prior period) reducing Adjusted Consolidated Net Income (other than items that shall require cash payment within twelve months of the Transaction Date and for which an accrual or reserve is, or is required by GAAP to be, made (except for restructuring charges, in which case, Consolidated EBITDA shall be increased by an amount equal to the portion of such charges which do not reflect a cash expense during the period), provided that any such cash payment (except for any cash payment related to restructuring charges) made after such twelve-month period shall be deducted from net income in the calculation of Consolidated EBITDA for the Four Quarter Period in which such payment occurs), less all non-cash items increasing Adjusted Consolidated Net Income (other than items which represent the reversal of an accrual or reserve for anticipated cash charges in any prior period), all as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in conformity with GAAP;

(6)

any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, any earn-out or similar expense in connection with acquisitions or dispositions and financing and refinancing fees and costs incurred in connection with the offering of the Securities and related transactions;

(7)	periodic pension and other post-retirement benefits net of any pension contributions during such period; and

(8)	any payments made pursuant to any Financial Advisory Agreement.

provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Issuer or any of its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs (gains) associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Issuer or any of its Restricted Subsidiaries); imputed interest with respect to Attributable Debt; and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, in each case, accrued or scheduled to be paid or to be accrued by the Issuer and its Restricted Subsidiaries during such period, less interest income for such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Securities, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at Wells Fargo Bank, N.A., Corporate Trust Services, Sixth Street & Marquette Avenue, Minneapolis, MN 55479; Attn: Aventine Administrator.

“Covenant Defeasance” has the meaning set forth in Section 8.2(c) .

“Credit Agreement” means that certain Credit Agreement, dated as of May 30, 2003, among Aventine Renewable Energy, Inc., Aventine Renewable Energy, various financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:

(1)	extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

(2)	adding or deleting borrowers or guarantors thereunder;

(3)	increasing the amount of indebtedness incurred thereunder or available to be borrowed thereunder; or

(4)	otherwise altering the terms and conditions thereof.

“Credit Facilities” means, with respect to the Issuer and its Restricted Subsidiaries, one or more debt facilities (including the Credit Agreement), commercial paper facilities, or indentures providing for revolving credit loans, term loans, notes, or other financing or letters of credit, or other credit facilities, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depository” shall mean The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Securities, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Securities or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Securities; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Securities shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 4.17 and 4.18 and such Capital Stock specifically provides that such Person shall not repurchase or redeem any such stock pursuant to such provision prior to the repurchase of such Securities as are required to be repurchased pursuant to Sections 4.17 and 4.18.

“Domestic Subsidiary” means any Subsidiary of the Issuer that is not Foreign Subsidiary.

“Escrow Agent” means JPMorgan Chase Bank, N.A., as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain Security and Escrow Agreement, dated as of the Issue Date, among the Issuer, the Trustee, the Collateral Agent and JPMorgan Chase Bank, N.A., in substantially the form attached hereto as Exhibit F, as amended, modified, restated, supplemented or replaced from time to time.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Event of Default” has the meaning set forth in Section 6.1.

“Event of Loss” means, with respect to any Primary Collateral, (1) loss, destruction or damage of such Primary Collateral, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such Primary Collateral, or confiscation of such Primary Collateral or the requisition of the use of such Primary Collateral, or (3) settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Notes” means the Senior Secured Floating Rate Exchange Notes due 2011 (the terms of which are identical to the Initial Notes except that the Exchange Notes shall be registered under the Securities Act, and shall not contain the restrictive legend on the face of the Initial Notes), to be issued in exchange for the Initial Notes pursuant to the registered Exchange Offer.

“Exchange Offer” means the offer by the Issuer to each Holder of the Initial Notes to exchange the aggregate principal amount of Initial Notes held by such Holder for an equal aggregate principal amount of Exchange Notes, all in accordance with the terms and conditions of the Registration Rights Agreement.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.

“Financial Advisory Agreement” means any financial advisory agreement with Metalmark Capital LLC, MSCP Funds or any Affiliate of the Issuer of the foregoing.

“First Priority Lien Obligations” means the Indebtedness and other obligations (including, without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Aventine Renewable Energy or any of its Subsidiaries, whether or not a claim for such post-petition interest is allowed in any such proceeding or under applicable laws) under (a) the Credit Agreement and (b) any other Indebtedness of the Issuer or any Subsidiary Guarantor in an aggregate amount at the time of Incurrence thereof (in the case of clause (b)) not to exceed 100% of the book value at such time of the Secondary Collateral; provided that such Indebtedness described in clause (b) above shall be solely in respect of borrowed money.

“First Priority Lien Representative” means the administrative agent under the Credit Agreement and any replacements or successors thereof.

“First Priority Liens” means all Liens that secure the First Priority Lien Obligations.

“Fixed Charge Coverage Ratio” means, for any Person on any Transaction Date, the ratio of (a) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission or provided to the Trustee (the “Four Quarter Period”) to (b) the aggregate Fixed Charges during such Four Quarter Period. In making the foregoing calculation:

(1)

pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit agreement or similar arrangement) in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2)

Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3)

pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period, including giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in the good faith and reasonable judgment of the chief financial officer of the Issuer (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission); and

(4)

pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Issuer or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period, including giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in the good faith and reasonable judgment of the chief financial officer of the Issuer (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission); provided that to the extent that clause (3) or (4) requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available; provided further that if the entity or division or line of business acquired commenced commercial operations during such four fiscal quarters then such pro forma calculation shall be based on the annualized results of operations of such entity or division or line of business since the date it began commercial operations.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense plus

(2)

the product of (x) the amount of all dividend payments on any series preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends payable solely in Capital Stock of such Person or such Restricted Subsidiary (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal, as determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Subsidiary of the Issuer that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date as determined by the Public Company Accounting Oversight Board. All ratios and computations contained or referred to in this Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of this Indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the Securities and (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

“Global Security” has the meaning set forth in Section 2.1.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Holder” means a holder of any Securities.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)

all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1), (2), (5), (6) or (7)) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4)

all obligations of such Person to pay the deferred and unpaid purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)	all Capitalized Lease Obligations and Attributable Debt;

(6)

all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8)

to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements designed solely to protect the Issuer or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder); and

(9)

all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that:

(A)

the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B)

money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C)	Indebtedness shall not include:

	(x)	any liability for federal, state, local or other taxes;

	(y)	performance, surety or appeal bonds provided in the ordinary course of business; or

(z)

agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case, Incurred in connection with the disposition of any business, assets or a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary in connection with such disposition.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Initial Notes” means the Senior Secured Floating Rate Notes due 2011 of the Issuer issued on the Issue Date and authenticated and delivered under this Indenture pursuant to Section

2.2 and any other notes (other than Exchange Notes) issued after the Issue Date in accordance with clause (iii) of the fourth paragraph of Section 2.2.

“Institutional Accredited Investor” has the meaning set forth in Section 2.16(a) .

“Initial Subsidiary Guarantors” means Aventine Renewable Energy, LLC and Aventine Renewable Energy, Inc., in each case, together with its successors.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, between the Collateral Agent and the First Priority Lien Representative, and acknowledged and consented to by the Issuer, Aventine Renewable Energy and Aventine Renewable Energy, Inc. (in substantially the form attached hereto as Exhibit G) as amended, modified, restated, supplemented or replaced from time to time.

“Interest Payment Date” means each March 15, June 15, September 15 and December 15, beginning March 15, 2006.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Issuer or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (c) or (d) of Section 4.14. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.14, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event the Issuer or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with clause (b)(i) or (b)(ii) of Section 4.18.

“Issuer” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter shall mean such successor Person.

“Issue Date” means December 17, 2004, the date of original issuance of the Initial Notes.

“Legal Defeasance” has the meaning set forth in Section 8.2(b).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Maturity Date” means December 15, 2011.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means that certain Mortgage, Assignment, Assignment of Rents, Security Agreement, Fixture Filing and Financing Statement, dated as of the Issue Date, by Aventine Renewable Energy, Inc. to the Collateral Agent (in substantially the form attached hereto as Exhibit H, as amended, modified, restated, supplemented or replaced from time to time).

“MSCP Funds” means Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P., Morgan Stanley Dean Witter Capital Investors IV, L.P., MSDW Capital Partners IV, LLC and MSDW Capital Partners IV, Inc. and their Affiliates, and any successors of the foregoing.

“NELLC” means Nebraska Energy, LLC and its successors.

“Net Cash Proceeds” means:

(a)

with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

	(1)	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(2)

provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Issuer and its Restricted Subsidiaries, taken as a whole;

(3)

payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4)

appropriate amounts to be provided by the Issuer or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(b)

with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Temporary Cash Investments and (b) insurance proceeds, condemnation awards or damages awarded by any judgment, in each case, received by the Issuer or any of its Subsidiaries from such Event of Loss, net of:

(1)	reasonable out-of-pocket expenses and fees relating to such Event of Loss (including without limitation, legal, accounting and appraisal or insurance adjuster fees);

(2)	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)	any repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Event of Loss; and

(4)

appropriate amounts to be provided by the Issuer or any Restricted Subsidiary against any liabilities associated with such Event of Loss, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss, all as determined in conformity with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)

as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)

no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against the relevant Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they shall not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person that is not a “U.S. Person” (as defined in Regulation S).

“Note Guarantee” means any Guarantee of the obligations of the Issuer under this Indenture and the Securities by any Subsidiary Guarantor.

“Note Liens” means the Liens on the Collateral described in the Security Documents and granted in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Securities.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligors” means the Issuer and each Subsidiary Guarantor.

“Offer to Purchase” has the meaning set forth in Section 3.7.

“Offering Memorandum” means the Offering Memorandum dated December 10, 2004 relating to the offering of the Initial Notes issued on the Issue Date.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer or the Secretary of such Person.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers of such Person.

“Offshore Global Securities” has the meaning provided in Section 2.1.

“Offshore Physical Securities” has the meaning provided in Section 2.1.

“Opinion of Counsel” means a written opinion from legal counsel, which opinion and counsel are reasonably acceptable to the Trustee.

“Parent” means Aventine Renewable Energy Holdings, LLC (or any successor thereto).

“Paying Agent” has the meaning set forth in Section 2.3.

“Pekin Facility Expansion” has the meaning set forth in Section 4.24.

“Permanent Offshore Global Securities” has the meaning provided in Section 2.1.

“Permitted Business” means the business of the Issuer and its Subsidiaries engaged in on the Issue Date and any other activities that are related, ancillary or complementary to such business.

“Permitted Holder” means, at any time, (i) Aventine Renewable Energy Holdings, LLC and any other direct or indirect parent company of the Issuer, (ii) Metalmark Capital LLC and its Affiliates and (iii) the MSCP Funds and its Affiliates. In addition, any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which an Offer to Purchase is made in accordance with the requirements of this Indenture shall thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means:

(1)

an Investment in the Issuer or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided, however, that any such Investment that is or involves a direct or indirect advance, loan, capital contribution, transfer, assignment, conveyance or other disposition of any property or assets constituting all or part of the Primary Collateral (a) to any entity that is not a Subsidiary Guarantor shall not be a Permitted Investment and (b) to any entity that is a Subsidiary Guarantor shall not be Permitted Investment unless such property or assets shall, immediately following the consummation of such Investment, be subject to the Primary Collateral Lien to the same extent as such property or assets were so subject immediately prior to such consummation;

(2)	Temporary Cash Investments;

(3)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4)	stock, obligations or securities received in satisfaction of judgments;

(5)	an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6)

Commodity Agreements, Interest Rate Agreements and Currency Agreements designed solely to protect the Issuer or its Restricted Subsidiaries against fluctuations in commodity prices, interest rates or foreign currency exchange rates;

(7)

loans and advances to employees and officers of the Issuer and its Restricted Subsidiaries made in the ordinary course of business for bona fide business purposes not to exceed $1.0 million in the aggregate at any one time outstanding;

(8)	Investments in securities of trade creditors or customers received

(a) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or

(b)

in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(9)	Investments

(a) made by the Issuer or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with Section 4.18; or

(b)

consisting of consideration received by the Issuer or any of its Restricted Subsidiaries in connection with a transaction that would be an Asset Sale if it consisted of aggregate consideration received by the Issuer or any of its Restricted Subsidiaries of $1.0 million or more;

(10)

Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time such Person merges or consolidates with the Issuer or any of its Restricted Subsidiaries, in either case, in compliance with this Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation;

(11)	repurchases of the Securities;

(12)

any Investment in a Person engaged in a Permitted Business (other than an Investment in a Subsidiary of the Issuer) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any shares of the Capital Stock of the Issuer;

(13)

any Investment in a Person from whom the Issuer or any Restricted Subsidiary purchases ethanol or for whom the Issuer or any Restricted Subsidiary markets ethanol, in each case, not to exceed $3.0 million in any single Person; provided that such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any shares of the Capital Stock of the Issuer; and

(14)

additional Investments (including Investments in joint ventures and Unrestricted Subsidiaries) not to exceed $1.0 million at any one time outstanding; provided that, in the event of an Investment in any Person that is not a Restricted Subsidiary, such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any shares of the Capital Stock of the Issuer.

“Permitted Liens” means:

(1)

Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2)

statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4)

Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5)

easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Issuer or any of its Restricted Subsidiaries;

(6)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(7)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or its Restricted Subsidiaries relating to such property or assets;

(8)	any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(9)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(10)

Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets acquired;

(11)	Liens in favor of the Issuer or any Restricted Subsidiary;

(12)	Liens arising from the rendering of a final judgment or order against the Issuer or any Restricted Subsidiary that does not give rise to an Event of Default;

(13)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(14)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15)

Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Currency Agreements or Commodity Agreements designed solely to protect the Issuer or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(16)

Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Issuer and its Restricted Subsidiaries prior to the Issue Date;

(17)	Liens on or sales of receivables (other than Liens on receivables of the Issuer or any Subsidiary Guarantor);

(18)

Liens in the ordinary course of business securing Indebtedness not exceeding $1.0 million at any one time outstanding that (a) are not incurred in connection with borrowing of money and (b) do not materially detract from the value of the property or materially impair its use;

(19)	Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(20)	Liens securing additional Indebtedness of the Issuer and its Restricted Subsidiaries in an aggregate principal amount not to exceed $3.0 million at any one time outstanding; and

(21)

Liens securing Indebtedness permitted under clause (4) of the second paragraph of clause (a) of Section 4.4, provided that, in the event such Indebtedness is Incurred for the purpose of defeasing the Securities, such Lien does not cover any of the cash or cash equivalents that are deposited with the Trustee or otherwise to defease the Securities.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Physical Securities” has the meaning provided in Section 2.1.

“Primary Collateral” means (1) all property and assets pledged by Aventine Renewable Energy, Inc. to the Collateral Agent pursuant to the Mortgage, (2) all property and assets pledged by Aventine Renewable Energy Holdings, Inc. pursuant to the Escrow Agreement, (3) any Additional Securities Collateral, (4) all Collateral Monies, (5) any Replacement Assets acquired in replacement of the collateral described in clause (1) or (3) in accordance with Section 4.18 or 4.23.

“Primary Collateral Liens” means the Liens granted to the Collateral Agent in respect of any and all Primary Collateral pursuant to (a) the Mortgage, (b) the Escrow Agreement and (c) Sections 4.18, 4.23 and 10.2(d) hereof and clause (1)(b) of the definition of Permitted Investment.

“Primary Collateral Asset Sale” means an Asset Sale consisting of the disposition of assets constituting Primary Collateral (including the disposition of Capital Stock of a Subsidiary which results in the disposition of assets constituting Primary Collateral); provided that if an Asset Sale results in the disposition of assets constituting Primary Collateral and Secondary Collateral, the term “Primary Collateral Asset Sale” shall be limited to the portion of the Collateral so sold that constitutes Primary Collateral.

“Private Placement Legend” means the legend initially set forth on the Initial Notes in the form set forth in the first paragraph of Section 2.14.

“QIB” means any “qualified institutional buyer” (as defined under the Securities Act).

“Qualified Interest Rate Agreement” means an Interest Rate Agreement with a bank or other financial institution organized under the laws of the United States or any state thereof the long-term U.S. dollar-denominated debt obligations of which are rated at least AA by S&P and Aa2 by Moody’s.

“Qualified Proceeds” means any of the following or any combination of the following:

(1)	Net Cash Proceeds;

(2)	the fair market value of any assets (other than Investments) that are used or useful in a Permitted Business; and

(3)	the fair market value of any Capital Stock of any Person engaged in a Permitted Business if

(a) that Person is or in connection with the receipt by the Issuer or any Restricted Subsidiary of that Capital Stock becomes a Restricted Subsidiary of the Issuer; or

(b)

that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any Restricted Subsidiary of the Issuer.

“Record Date” means the applicable record date specified in the Securities.

“Redemption Date,” when used with respect to any Security to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Securities.

“Redemption Price,” when used with respect to any Security to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to this Indenture and the Securities.

“Registrar” has the meaning set forth in Section 2.3.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Issue Date among the Issuer, the Initial Subsidiary Guarantors, Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc.

“Regulation S” means Regulation S under the Securities Act.

“Replacement Assets” means, on any date, property or assets of a nature or type or that are used in a Permitted Business (or an Investment in a Permitted Business); provided that, in the event that any Replacement Assets replace assets constituting Primary Collateral, such Replacement Collateral shall constitute Primary Collateral and the Issuer shall, or shall cause the relevant Subsidiary to, execute such collateral documents and other instruments and take such other measures as shall be reasonably necessary to cause such Replacement Assets to become subject to the Primary Collateral Lien and to perfect such Liens in respect of such assets, in each case, in the manner and to the extent required under the Security Documents.

“Responsible Officer” means, when used with respect to the Trustee, any managing director, director, vice president, assistant vice president, assistant treasurer, assistant secretary, associate or any other officer within the corporate trust department of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also shall mean, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payment” has the meaning set forth in Section 4.3.

“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Security constitutes a Restricted Security.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“Sale and Leaseback Transaction” means a transaction whereby a Person sells or otherwise transfers assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or otherwise transferred.

“Second Priority Lien” means the Liens granted to the Collateral Agent in respect of any and all Secondary Collateral pursuant to (a) the agreement described in clause (i) of the definition of Security Agreement and (b) Section 10.2(c) .

“Secondary Collateral” means any and all collateral pledged to the Collateral Agent pursuant to (a) the agreement described in clause (1) of the definition of Security Agreement and (b) Section 10.2(c) .

“Securities” means the Initial Notes, the Exchange Notes and any other notes issued on or after the Issue Date in accordance with clause (iii) of the fourth paragraph of Section 2.2 treated as a single class of securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Security Agreement” means (1) that certain Security Agreement, dated as of the Issue Date, among the Initial Subsidiary Guarantors and the Collateral Agent, (2) the Escrow Agreement, (3) that certain Mortgage Assignment, Assignment of Rents, Security Agreement, Fixture Filing and Financing Statement, dated as of the Issue Date, by the Issuer to the Collateral Agent, and (4) all other security agreements, pledges, collateral assignments or other instruments evidencing or creating any security interests in favor of the Collateral Agent, for the benefit of the Trustee and the Holders of the Notes, in all or any portion of the Collateral, in each case, as amended, restated, modified, supplemented or replaced from time to time.

“Security Documents” means, collectively, (1) the Security Agreement and (2) the Intercreditor Agreement, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with the terms thereof.

“Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Securities (but otherwise subject to the terms of the Intercreditor Agreement).

“Shared Primary Collateral” means all Primary Collateral other than the collateral described in clause (2) of the definition of “Primary Collateral”.

“Shelf Registration Statement” has the meaning set forth in Section 1 of the Registration Rights Agreement.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Issuer, accounted for more than 10% of the consolidated revenues of the Issuer and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Issuer and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Issuer for such fiscal year.

“Special Offer to Purchase” has the meaning set forth in Section 4.24.

“Stated Maturity” means (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantee” has the meaning set forth in Section 11.1.

“Subsidiary Guarantor” or “Guarantor” means any Initial Subsidiary Guarantor and any other Restricted Subsidiary of the Issuer which provides a Note Guarantee of the obligations under this Indenture and the Securities pursuant to Section 4.15.

“Tax Sharing Agreement” means any tax sharing agreement or arrangement between the Issuer and one or more other Persons, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount the Issuer would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of the execution of this Indenture until such time as this Indenture is qualified under the TIA, and thereafter the TIA as then in effect, as amended from time to time.

“Temporary Cash Investments” means any of the following:

(1)

direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case, maturing within one year unless such obligations are deposited by the Issuer (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any indebtedness;

(2)	time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4)

commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5)

securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(6)	any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above; and

(7)	overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

“Temporary Offshore Global Securities” has the meaning provided in Section 2.1.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries as shown on the Issuer’s most recent consolidated balance sheet.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York or, where applicable as to specific Collateral, any other relevant state.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of Aventine but excluding Aventine Renewable Energy, Inc. or any other Restricted Subsidiary to which any property or assets constituting Primary Collateral are transferred) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any Restricted Subsidiary; provided that (A) any Guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.3 and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under Sections 4.4 and 4.3, respectively. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of this Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Global Securities” has the meaning provided in Section 2.1.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Issuer thereof at any time prior to the Stated Maturity of the Securities, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“U.S. Physical Securities” has the meaning set forth in Section 2.1.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

1.2 Incorporation by Reference of TIA.

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Securities.

“indenture security holder” means a Holder or a Securityholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on this Indenture securities means the Issuer, any Subsidiary Guarantor or any other obligor on the Securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule and not otherwise defined herein have the meanings assigned to them therein.

1.3 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural, and words in the plural include the singular;

(6) provisions apply to successive events and transactions; and

(7) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(8) all ratios and computations based on GAAP contained in this Indenture shall be computed in accordance with the definition of GAAP set forth in Section 1.1.

(9) all references to Sections or Articles refer to Sections or Articles in this Indenture unless otherwise indicated.

ARTICLE II

THE SECURITIES

2.1 Form and Dating.

The Initial Notes and the Trustee’s related certificate of authentication shall be substantially in the form of Exhibit A and the Exchange Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit B. The Securities may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer and the Trustee shall approve the form of the Securities and any notation, legend or endorsement on them. Each Security shall be dated the date of its authentication.

The terms and provisions contained in the Securities, annexed hereto as Exhibits A and B, and the Subsidiary Guarantees annexed hereto as Exhibit E, shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuer, the Guarantors, if any, and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Securities offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global Securities in registered form, substantially in the form set forth in Exhibit A (the “U.S. Global Securities”), registered in the name of the nominee of Depository, deposited with the Trustee, as custodian for the Depository, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided, and shall bear the legends set forth in Section 2.14. The aggregate principal amount of the U.S. Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.

Securities issued in exchange for interests in the U.S. Global Securities pursuant to Section 2.15 or 2.16 may be issued in the form of Physical Securities (“U.S. Physical Securities”) and shall bear the first legend set forth in Section 2.14.

Securities offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more temporary global Securities in registered form, substantially in the form set forth in Exhibit A (the “Temporary Offshore Global Securities”), registered in the name of the nominee of the Depository, deposited with the Trustee, as custodian for the Depository, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided, and shall bear the legends set forth in Section 2.14. At any time on or after the 41st day after the Issue Date, upon receipt by the Trustee, Registrar and the Issuer of a certificate substantially in the form of Exhibit D-1 hereto, the owner of a beneficial interest in a Temporary Offshore Global Security may exchange such interest for an equivalent interest in one or more permanent global Securities in registered form substantially in the form set forth in Exhibit A (the “Permanent Offshore Global Securities”; and together with the Temporary Offshore Global Securities, the “Offshore Global Securities”), duly executed by the Issuer and authenticated by the Trustee which shall be deposited with the Trustee, as custodian for the Depository or its nominee, and the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Temporary Offshore Global Securities in an amount equal to the principal amount of the beneficial interest in the Temporary Offshore Global Securities exchanged for Permanent Offshore Global Securities. The aggregate principal amount of the Offshore Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.

Securities issued in exchange for interests in the Permanent Offshore Global Securities pursuant to Section 2.15 may be issued in the form of permanent Physical Securities in registered form (the “Offshore Physical Securities”).

The Offshore Physical Securities and the U.S. Physical Securities are sometimes collectively herein referred to as the “Physical Securities.” The U.S. Global Securities and the Offshore Global Securities are sometimes referred to herein as the “Global Securities.”

2.2 Execution and Authentication.

Two Officers, or an Officer and an Assistant Secretary, of the Issuer shall sign, or one Officer shall sign and one Officer or an Assistant Secretary of the Issuer (each of whom shall, in each case, have been duly authorized by all requisite corporate actions) shall attest to, the Securities for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Security was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Security, the Security shall nevertheless be valid.

A Security shall not be valid until an authorized signatory of the Trustee signs the certificate of authentication on the Security by manual signature. The signature shall be conclusive evidence that the Security has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in the aggregate principal amount not to exceed $160.0 million, (ii) Exchange Notes and (iii) subject to compliance with Sections 4.4 and 10.2(d), one or more series of Securities for original issue after the Issue Date (such Securities to be substantially in the form of Exhibit A) in an unlimited amount, in each case, upon written orders of the Issuer in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance pursuant to clause (iii) above, certify that such issuance is in compliance with Section 4.4 and 10.2(d) . In addition, each such Officers’ Certificate shall specify the amount of Securities to be authenticated, the date on which the Securities are to be authenticated, whether the Securities are to be Initial Notes issued under clause (i) of the preceding sentence, Exchange Notes or Initial Notes issued under clause (iii) of the preceding sentence and the aggregate principal amount of Securities outstanding on the date of authentication, and shall further specify the amount of such Securities to be issued as a Global Security or Physical Securities. Such Securities shall initially be in the form of one or more Global Securities, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Securities to be issued, (ii) shall be registered in the name of the Depository for such Global Security or Securities or its nominee and (iii) shall be held by the Trustee as custodian for the Depository or pursuant to the Depository’s instruction. All Securities issued under this Indenture shall vote and consent together on all matters as one class and no series of Securities shall have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Securities. Unless otherwise provided in the appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer and Affiliates of the Issuer.

The Securities shall be issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof.

2.3 Registrar and Paying Agent.

The Issuer shall maintain an office or agency in the Borough of Manhattan, The City of New York, where (a) Securities may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Securities may be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Issuer in respect of the Securities and this Indenture may be served. The Issuer may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided,however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Issuer may act as its own Registrar or Paying Agent except that for the purposes of Articles III and VIII and Sections 4.17, 4.18 and 4.23, neither the Issuer nor any Affiliate of the Issuer shall act as Paying Agent. The Registrar shall keep a register of the Securities and of their transfer and exchange. The Issuer, upon notice to the Trustee, may have one or more co-Registrars and one or more additional paying agents reasonably acceptable to the Trustee. The term “Paying Agent” includes any additional paying agent. The Issuer hereby initially appoints the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed.

The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee, in advance, of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.

2.4 Paying Agent to Hold Assets in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that, subject to Article X, each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, premium, if any, or interest on, the Securities (whether such assets have been distributed to it by the Issuer or any other obligor on the Securities), and shall notify the Trustee of any Default or Event of Default by the Issuer (or any other obligor on the Securities) in making any such payment. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate such assets and hold them as a separate trust fund. The Issuer at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default or payment Event of Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Issuer to the Paying Agent, the Paying Agent shall have no further liability for such assets.

2.5 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee on or before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

2.6 Transfer and Exchange.

(a) Subject to the provisions of Sections 2.15 and 2.16, when Securities are presented to the Registrar or a co-Registrar with a request to register the transfer of such Securities or to exchange such Securities for an equal principal amount of Securities of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Securities surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Securities at the Registrar’s or co-Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchanges or transfers pursuant to Section 2.2, 2.10, 3.6, 3.7, 4.17, 4.18, 4.23, 4.24 or 9.6) . The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Security (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Securities and ending at the close of business on the day of such mailing, (ii) selected for redemption in whole or in part pursuant to Article III, except the unredeemed portion of any Security being redeemed in part, and (iii) during an Offer to Purchase made pursuant to Section 4.17, 4.18, 4.23 or 4.24 if such Security is tendered pursuant to such Offer to Purchase and not withdrawn. A Global Security may be transferred, in whole but not in part, in the manner provided in this Section 2.6(a), only to a nominee of the Depository for such Global Security, or to the Depository, or a successor Depository for such Global Security selected or approved by the Issuer, or to a nominee of such successor Depository.

(b) If at any time the Depository for the Global Security or Securities notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Security or Securities or the Issuer become aware that the Depository has ceased to be a clearing agency registered under the Exchange Act, the Issuer shall appoint a successor Depository with respect to such Global Security or Securities. If a successor Depository for such Global Security or Securities has not been appointed within 90 days after the Issuer receives such notice or becomes aware of such ineligibility, the Issuer shall execute, and the Trustee, upon receipt of an Officers’ Certificate for the authentication and delivery of Physical Securities, shall authenticate and deliver, Physical Securities, in an aggregate principal amount at maturity equal to the principal amount at maturity of the Global Security representing such Securities, in exchange for such Global Security. The Issuer shall reimburse the Registrar, the Depository and the Trustee for expenses they incur in documenting such exchanges and issuances of Securities.

The Issuer may at any time and in their sole discretion determine that the Securities shall no longer be represented by such Global Security or Securities. In such event the Issuer shall execute, and the Trustee, upon receipt of a written order for the authentication and delivery of Physical Securities in exchange in whole or in part for such Global Security or Securities accompanied by an Officers’ Certificate, shall authenticate and deliver Physical Securities in an aggregate principal amount equal to the principal amount of such Global Security or Securities in exchange for such Global Security or Securities.

In any exchange provided for in any of the preceding two paragraphs, the Issuer shall execute and the Trustee shall authenticate and deliver Physical Securities in authorized denominations. Upon the exchange of a Global Security for Physical Securities, such Global Security shall be cancelled by the Trustee. Physical Securities issued in exchange for a Global Security pursuant to this Section 2.6(b) shall be registered in such names and in such authorized denominations as the Depository for such Global Security, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Securities to the Persons in whose names such Securities are so registered.

None of the Issuer, the Trustee, any Paying Agent or the Registrar shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

2.7 Replacement Securities.

If a mutilated Security is surrendered to the Trustee or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Security if the Trustee’s requirements are met. If required by the Trustee or the Issuer, such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Issuer and the Trustee, to protect the Issuer, the Trustee or any Agent from any loss which any of them may suffer if a Security is replaced. The Issuer may charge such Holder for its reasonable out-of-pocket expenses in replacing a Security pursuant to this Section 2.7, including reasonable fees and expenses of counsel.

Every replacement Security is an additional obligation of the Issuer.

2.8 Outstanding Securities.

Securities outstanding at any time are all the Securities that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Security does not cease to be outstanding because either of the Issuer, any Guarantor or any of their respective Subsidiaries or Affiliates holds the Security.

If a Security is replaced pursuant to Section 2.7 (other than a mutilated Security surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Security is held by a bona fide purchaser or a protected purchaser. A mutilated Security ceases to be outstanding upon surrender of such Security and replacement thereof pursuant to Section 2.7. If the principal amount of any Security is considered paid under Section 4.1, it ceases to be outstanding and interest ceases to accrue.

If on a Redemption Date or the Maturity Date the Paying Agent (other than either of the Issuer or a Subsidiary) holds U.S. Legal Tender sufficient to pay all of the principal, premium, if any, and interest due on the Securities payable on that date, then on and after that date such Securities cease to be outstanding and interest on them ceases to accrue.

2.9 Treasury Securities.

In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Issuer, any of its Subsidiaries or any of their respective Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities that a Responsible Officer of the Trustee has Actual Knowledge are so owned shall be disregarded.

2.10 Temporary Securities.

Until definitive Securities are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Securities. Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Issuer considers appropriate for temporary Securities, as evidenced by execution of such temporary Securities by the Issuer. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Securities in exchange for temporary Securities. Until such exchange, temporary Securities shall be entitled to the same rights, benefits and privileges as definitive Securities. Notwithstanding the foregoing, so long as the Securities are represented by a Global Security, such Global Security may be in typewritten form.

2.11 Cancellation.

The Issuer at any time may deliver Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than either of the Issuer or a Subsidiary), and no one else, shall cancel and shall dispose of all Securities surrendered for registration of transfer, exchange, payment or cancellation. Subject to Section 2.7, the Issuer may not issue new Securities to replace Securities that they have paid or delivered to the Trustee for cancellation. If the Issuer or any Guarantor shall acquire any of the Securities, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Securities unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Securities, it shall, unless the Trustee fixes another record date pursuant to Section 6.10, pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Issuer for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before any such subsequent special record date, the Issuer shall mail to each Holder, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

2.13 CUSIP and ISIN Numbers.

The Issuer in issuing the Securities may use “CUSIP” and “ISIN” numbers, and if so, the Trustee shall use the CUSIP numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP and ISIN numbers printed in the notice or on the Securities, and that reliance may be placed only on the other identification numbers printed on the Securities and that any such redemption or exchange shall not be affected by any defect or omission of such CUSIP and ISIN numbers. The Issuer shall promptly notify the Trustee of any change in CUSIP or ISIN number.

2.14 Restrictive Legends.

Unless and until a Security is exchanged for an Exchange Note or sold in connection with an effective registration statement under the Securities Act pursuant to the Registration Rights Agreement, the U.S. Global Securities, U.S. Physical Securities and Temporary Offshore Global Securities shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE

UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO IN RULE 144(k) UNDER THE SECURITIES ACT AFTER THE ORIGINAL ISSUANCE OF THESE SECURITIES, RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) INSIDE THE UNITED STATES TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF SECURITIES OF LESS THAN $100,000 AN OPINION OF COUNSEL ACCEPTABLE TO AVENTINE RENEWABLE ENERGY HOLDINGS, INC. THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO AVENTINE) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN THE TIME PERIOD REFERRED TO IN RULE 144(k) UNDER THE SECURITIES ACT AFTER THE ORIGINAL ISSUANCE OF THESE SECURITIES, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE AND THE ISSUER. SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN

EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS SECURITY IN VIOLATION OF THE FOREGOING RESTRICTIONS.

The Temporary Offshore Global Securities shall bear the following legend set forth on the face thereof:

THIS SECURITY IS A TEMPORARY GLOBAL SECURITY. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL SECURITIES OTHER THAN IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

Each Global Security shall also bear the following legend on the face thereof:

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY ANY SUCH NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR NOMINEE OF SUCH SUCCESSOR DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.16 OF THE INDENTURE GOVERNING THIS SECURITY.

2.15 Book-Entry Provisions for Global Security.

(a) Each Global Security initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Section 2.14.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depository, or the Trustee as its custodian, or under any Global Security, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of each Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Security.

(b) Transfers of Global Securities shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in any Global Security may be transferred or, subject to Section 2.1, exchanged for Physical Securities in accordance with the rules and procedures of the Depository and the provisions of Section 2.16. In addition, U.S. Physical Securities and Offshore Physical Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in U.S. Global Securities or Offshore Global Securities, as the case may be, (i) in accordance with Section 2.6 or (ii) if an Event of Default has occurred and is continuing and the Registrar has received a written request from the Depository or the Trustee to issue Physical Securities.

(c) In connection with any transfer or exchange of a portion of the beneficial interest in any Global Security to beneficial owners pursuant to paragraph (b), the Registrar shall (if one or more Physical Securities are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global Security in an amount equal to the principal amount of the beneficial interest in such Global Security to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and deliver, one or more U.S. Physical Securities or Offshore Physical Securities, as the case may be, of like tenor and amount.

(d) In connection with the transfer of U.S. Global Securities or Offshore Global Securities, in whole, to beneficial owners pursuant to paragraph (b), the U.S. Global Securities or the Offshore Global Securities, as the case may be, shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in such U.S. Global Securities or Offshore Global Securities, as the case may be, an equal aggregate principal amount of U.S. Physical Securities or Offshore Physical Securities, as the case may be, of authorized denominations.

(e) Any Physical Security constituting a Restricted Security delivered in exchange for an interest in a Global Security pursuant to paragraph (b) or (c) shall bear the legend regarding transfer restrictions applicable to the Physical Securities set forth in Section 2.14.

(f) The Holder of a Global Security may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

2.16 Special Transfer Provisions.

(a) Transfers to Non-QIB Institutional Accredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer of a Security constituting a Restricted Security to any institutional accredited investor (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) (an “Accredited Investor” or an “ Institutional Accredited Investor”) which is not a QIB (excluding Non-U.S. Persons):

(i) the Registrar shall register the transfer of any Security constituting a Restricted Security, whether or not such Security bears the Private Placement Legend, if the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit C hereto, and if such transfer is in respect of an aggregate principal amount of Securities of less than $100,000, the proposed transferee has delivered to the Registrar and the Issuer an opinion of counsel acceptable to the Issuer that such transfer is in compliance with the Securities Act and such other certifications, legal opinions or other information that the Trustee may reasonably request in order to confirm that such transaction is being made pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act; and

(ii) if the proposed transferor is an Agent Member holding a beneficial interest in a U.S. Global Security, the Registrar shall register the transfer of any Security constituting a Restricted Security, whether or not such Security bears a Private Placement Legend, upon receipt by the Registrar of (x) the certificate and opinion, if any, required by paragraph (i) above and (y) instructions given in accordance with the Depository’s and the Registrar’s procedures, whereupon (a) the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the applicable U.S. Global Security in an amount equal to the principal amount of the beneficial interest in such U.S. Global Security to be transferred, and an increase in the applicable Global Security to which the beneficial interest is to be transferred or shall authenticate and deliver one or more U.S. Physical Securities of like tenor and amount.

(b) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Security to a QIB (excluding transfers to Non-U.S. Persons, which shall be governed by clause (e)):

(i) if the Security to be transferred consists of (x) either Offshore Physical Securities prior to the removal of the Private Placement Legend or U.S. Physical Securities, the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Security stating, or has otherwise advised the Issuer and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Security stating, or has otherwise advised the Issuer and the Registrar in writing that it is purchasing the Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A or (y) an interest in the U.S. Global Securities, the transfer of such interest may be effected only through the book entry system maintained by the Depositary; and

(ii) if the proposed transferee is an Agent Member, and the Securities to be transferred consist of U.S. Physical Securities which after transfer are to be evidenced by an interest in a U.S. Global Security, upon receipt by the Registrar of instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the applicable U.S. Global Security in an amount equal to the principal amount of the U.S. Physical Securities to be transferred, and the Trustee shall cancel the U.S. Physical Securities so transferred.

(c) Transfers of Interests in the Temporary Offshore Global Securities. The following provisions shall apply with respect to registration of any proposed transfer of an interest in a Temporary Offshore Global Securities:

(i) the Registrar shall register the transfer of any Temporary Offshore Global Security if the proposed transferee is a QIB and the proposed transferor has checked the box provided for on the form of Security stating, or has otherwise advised the Issuer and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Security stating, or has otherwise advised the Issuer and the Registrar in writing that it is purchasing the Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.

(ii) if the proposed transferee is an Agent Member, upon receipt by the Registrar of the documents referred to in clause (i)(y) above and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the U.S. Global Securities in an amount equal to the principal amount of the Temporary Offshore Global Securities to be transferred, and the Trustee shall decrease the amount of the Temporary Offshore Global Securities.

(d) Transfers of Interests in the Permanent Offshore Global Securities or Offshore Physical Securities. The following provisions shall apply with respect to any transfer of interests in Permanent Offshore Global Securities or Offshore Physical Securities. The Registrar shall register the transfer of any such Security without requiring any additional certification.

(e) Transfers to Non-U.S. Persons at Any Time. The following provisions shall apply with respect to any transfer of a Security to a Non-U.S. Person:

(i) prior to the 41st day after the date on which such Security is originally issued, the Registrar shall register any proposed transfer of a Security to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit D hereto from the proposed transferor.

(ii) on and after the 41st day after the date on which such Security is originally issued, the Registrar shall register any proposed transfer to any Non-U.S. Person if the Security to be transferred is a U.S. Physical Security or an interest in U.S. Global Securities, upon receipt of a certificate substantially in the form of Exhibit D hereto from the proposed transferor; and on or after the 41st day after the date on which such Security is originally issued, the Registrar shall register any proposed transfer of any Offshore Physical Security or Permanent Offshore Global Security without requiring any certification.

(iii) (a) if the proposed transferor is an Agent Member holding a beneficial interest in the U.S. Global Securities, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (i) or (ii) and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the U.S. Global Securities in an amount equal to the principal amount of the beneficial interest in the U.S. Global Securities to be transferred, and (b) if the proposed transferee is an Agent Member, upon receipt by the Registrar of instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Offshore Global Securities in an amount equal to the principal amount of the U.S. Physical Securities or the U.S. Global Securities, as the case may be, to be transferred, and the Trustee shall cancel the U.S. Physical Security, if any, so transferred or decrease the amount of the U.S. Global Security.

(f) Private Placement Legend. Upon the registration of transfer, exchange or replacement of Securities not bearing the Private Placement Legend, the Registrar shall deliver Securities that do not bear the Private Placement Legend. Upon the registration of transfer, exchange or replacement of Securities bearing the Private Placement Legend, the Registrar shall deliver only Securities that bear the Private Placement Legend unless (i) the transferee certifies that it is not an Affiliate of the Issuer and the requested transfer is after the second anniversary of the later of (a) the date on which such Securities are originally issued and (b) the last date on which the Issuer or an Affiliate of the Issuer was the owner of such Securities (or any predecessor Securities) or such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provision thereunder or (ii) the circumstance contemplated by paragraph (d) or (e)(ii) of this Section 2.16 exists or (iii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(g) General. By its acceptance of any Security bearing the Private Placement Legend, each Holder of such Security acknowledges the restrictions on transfer of such Security set forth in this Indenture and in the Private Placement Legend and agrees that it shall transfer such Security only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or this Section 2.16 in accordance with its customary procedures. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

ARTICLE III

REDEMPTION; OFFER TO PURCHASE

3.1 Notices to Trustee.

If the Issuer elects to redeem Securities pursuant to Paragraph 5 or 6 of the Securities, it shall notify the Trustee in writing of the Redemption Date, the Redemption Price and the principal amount of the applicable Securities to be redeemed. The Issuer shall give such notice of redemption to the Paying Agent and Trustee at least 30 days but not more than 60 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing), together with an Officers’ Certificate stating that such redemption shall comply with the conditions contained herein and provide the information specified in Section 3.3.

3.2 Selection of Securities to Be Redeemed.

In the event that less than all of the Securities are to be redeemed at any time, selection of such Securities for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Securities are listed or, if such Securities are not then listed on a national securities exchange, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Securities of a principal amount of $1,000 or less shall be redeemed in part; and provided further that, if a partial redemption is made, selection of the Securities or portions thereof for redemption shall be made by the Trustee only by lot or by such method as the Trustee shall deem fair and appropriate (subject to the procedures of the Depository).

3.3 Notice of Redemption.

At least 30 days but not more than 60 days before a Redemption Date, the Issuer shall mail a notice of redemption by first class mail, postage prepaid, to each Holder whose Securities are to be redeemed at its registered address. At the Issuer’s request at least 30 days before a Redemption Date (unless a shorter period shall be acceptable to the Trustee), the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. Each notice of redemption shall identify the Securities to be redeemed and shall state:

(a) the Redemption Date;

(b)  the Redemption Price and the amount of accrued interest, if any, to be paid;

(c)  the name and address of the Paying Agent;

(d) that Securities called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(e) that, unless the Issuer defaults in making the redemption payment, interest on Securities called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Securities is to receive payment of the Redemption Price and accrued interest, if any, upon surrender to the Paying Agent of the Securities redeemed;

(f) if any Security is being redeemed in part, the portion of the principal amount of such Security to be redeemed and that, after the Redemption Date, and upon surrender of such Security, a new Security or Securities in aggregate principal amount equal to the unredeemed portion thereof shall be issued;

(g) if fewer than all the Securities are to be redeemed, the identification of the particular Securities (or portion thereof) to be redeemed, as well as the aggregate principal amount of Securities to be redeemed and the aggregate principal amount of Securities to be outstanding after such partial redemption;

(h) the paragraph of the Securities pursuant to which the Securities are to be redeemed; and

(i) the CUSIP or ISIN number, if any, printed on the Securities being redeemed and a statement that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Securities.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Security designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Security.

3.4 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.3, Securities called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any. Upon surrender to the Trustee or Paying Agent, such Securities called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to the Redemption Date), but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates.

3.5 Deposit of Redemption Price.

On or before 11:00 a.m. New York time on the Redemption Date, the Issuer shall deposit with the Paying Agent U.S. Legal Tender in immediately available funds sufficient to pay the Redemption Price plus accrued interest, if any, of all Securities to be redeemed on that date.

If the Issuer complies with the preceding paragraph, then, unless the Issuer defaults in the payment of such Redemption Price plus accrued interest, if any, interest on the Securities to be redeemed shall cease to accrue on and after the applicable Redemption Date, whether or not such Securities are presented for payment.

3.6 Securities Redeemed in Part.

Upon surrender of a Security that is to be redeemed in part only, the Trustee shall upon written instruction from the Issuer authenticate for the Holder a new Security or Securities in a principal amount equal to the unredeemed portion of the Security surrendered.

3.7 Offer to Purchase.

In the event that, pursuant to Section 4.17, 4.18, 4.23 or 4.24, the Issuer shall be required to commence an offer to purchase Securities from the Holders in accordance with the procedures specified in the following provisions of this Section 3.7 (an “Offer to Purchase”). The Issuer shall commence an Offer to Purchase by mailing a notice to the Trustee, each Holder and, in the event of a Special Offer to Purchase, the Escrow Agent stating:

(1)	the provision of this Indenture pursuant to which the offer is being made and that all Securities validly tendered shall be accepted for payment on a pro rata basis;

(2)

the purchase price and the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (except in the case of a Special Offer to Purchase or an Event of Loss Offer to Purchase, in either which case the date of purchase shall be a Business Day no later than five Business Days from such mailing date) (the “Payment Date”);

(3)	that any Security not tendered shall continue to accrue interest pursuant to its terms;

(4)	that, unless the Issuer defaults in the payment of the purchase price, any Security accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)

that Holders electing to have a Security purchased pursuant to the Offer to Purchase shall be required to surrender the Security, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Security completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6)

that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Securities delivered for purchase and a statement that such Holder is withdrawing his election to have such Securities purchased; and

(7)

that Holders whose Securities are being purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered; provided that each Security purchased and each new Security issued shall be in a principal amount of $1,000 or integral multiples of $1,000.

On the Payment Date, the Issuer shall (a) accept for payment on a pro rata basis Securities or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit, or cause to be deposited, with the Paying Agent money sufficient to pay the purchase price of all Securities or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Securities or portions thereof so accepted together with an Officers’ Certificate specifying the Securities or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail to the Holders of Securities so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Security equal in principal amount to any unpurchased portion of the Security surrendered; provided that each Security purchased and each new Security issued shall be in a principal amount of $1,000 or integral multiples of $1,000. The Issuer shall publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Issuer shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Issuer is required to repurchase Securities pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to an Offer to Purchase, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.

ARTICLE IV

COVENANTS

4.1 Payment of Securities.

The Issuer shall pay the principal of, premium, if any, and interest on the Securities in the manner provided in the Securities. An installment of principal of, premium, if any, or interest on the Securities shall be considered paid on the date it is due if the Trustee or Paying Agent holds on that date U.S. Legal Tender in immediately available funds designated for and sufficient to pay the installment. If the Issuer or any Subsidiary acts as Paying Agent, an installment of principal, premium, if any, or interest shall be considered paid on the date it is due if the entity acting as Paying Agent complies with the second sentence of Section 2.4. Upon any bankruptcy or reorganization procedure relative to the Issuer, the Trustee shall serve as Paying Agent, if any, for the Securities.

4.2 Maintenance of Office or Agency.

The Issuer shall maintain in the Borough of Manhattan, The City of New York, the office or agency required under Section 2.3. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 13.2.

The Issuer may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby initially designate the Trustee at its Corporate Trust Office, as such office of the Issuer in accordance with Section 2.3.

4.3 Limitation on Restricted Payments.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on common stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Issuer or any of its Restricted Subsidiaries, (2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Issuer (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Issuer (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 10% or more of the Capital Stock of the Issuer, (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Issuer that is subordinated in right of payment to the Securities or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Note Guarantee or (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(a) a Default or an Event of Default shall have occurred and be continuing; or

(b) the Issuer is not able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of part (a) of Section 4.4; or

(c) the aggregate amount of all Restricted Payments made after the Issue Date shall exceed the sum of:

(i) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Issue Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee plus

(ii) the aggregate Qualified Proceeds received by the Issuer after the Issue Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person which is not a Subsidiary of the Issuer, including an issuance or sale permitted by this Indenture of Indebtedness of the Issuer for cash subsequent to the Issue Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Issuer, or from the issuance to a Person which is not a Subsidiary of the Issuer of any options, warrants or other rights to acquire Capital Stock of the Issuer (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Securities) plus

(iii) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case, to the Issuer or any Restricted Subsidiary or from the Qualified Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Securities or any Note Guarantee including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of Section 4.4(a);

(3) the repurchase, redemption or other acquisition of Capital Stock of the Issuer or a Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Issuer (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Securities;

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition or retirement for value of Indebtedness (including premium, if any, and accrued interest) which is subordinated in right of payment to the Securities or any Note Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Issuer (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Securities;

(5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Issuer that complies with the provisions of Article V;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Issuer;

(7) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(8) the declaration or payment of dividends on Capital Stock (other than Disqualified Stock or preferred stock) of the Issuer in an aggregate annual amount not to exceed 6% of the Net Cash Proceeds received by the Issuer after the Issue Date from the sale of such Capital Stock;

(9) the one-time payment on or about the Issue Date of a $107.0 million dividend to holders of shares of the Issuer’s Capital Stock, as described under the caption “Use of Proceeds” in the Offering Memorandum;

(10) the payment by the Issuer to any Affiliate of the Issuer of management fees of not more than $500,000, in the aggregate in any calendar year, as invoiced by such Affiliate;

(11) the repurchase or other acquisition of Capital Stock of the Issuer or any of its Subsidiaries from employees, former employees, directors or former directors of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1.0 million in any calendar year;

(12) the payment of dividends or the making of loans or advances by the Issuer to the Parent not to exceed $250,000 in any calendar year for cost and expenses incurred by the Parent in its capacity as a holding company for services rendered by the Parent on behalf of the Issuer;

(13) payments or distributions to the Parent pursuant to any Tax Sharing Agreement;

(14) dividends paid in respect of Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary of the Issuer which is permitted to be issued pursuant to Section 4.4; provided, however, that the aggregate amount of dividends paid in respect of preferred stock of the Issuer (other than Disqualified Stock of the Issuer) pursuant to this clause (14) shall not exceed the amount of Net Cash Proceeds from the issuance of such preferred stock;

(15) the pledge by the Issuer or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary to secure Non-Recourse Debt of that Unrestricted Subsidiary; and

(16) Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (16), does not exceed $1.0 million;

provided that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2), (7) through (10) and (12) through (15) thereof or an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof) shall be included in calculating whether the conditions of clause (c) of this Section 4.3 have been met with respect to any subsequent Restricted Payments, and the Net Cash Proceeds from any issuance of Capital Stock to the extent used to make Restricted Payments referred to in clause (3), (4) or (6) shall not be included in such calculation.

For purposes of determining compliance with this Section 4.3, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution and (y) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this Section 4.3, the Issuer, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment complies with this Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the latest available internal quarterly financial statements.

4.4 Limitation on Indebtedness and Issuance of Preferred Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Securities, the Note Guarantees and other Indebtedness existing on the Issue Date) and the Issuer shall not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Issuer may Incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary may Incur Indebtedness (including, without limitation, Acquired Indebtedness) or issue preferred stock if, after giving effect to the Incurrence of such Indebtedness or issuance of preferred stock and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio of the Issuer would be greater than 2.0:1.0.

Notwithstanding the foregoing, the Issuer and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1) the incurrence by the Issuer and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed a maximum of the greater of (a) $60.0 million less any amount of such Indebtedness permanently repaid as provided under Section 4.18 and (b) the Borrowing Base;

(2) Indebtedness owed (A) to the Issuer or any Subsidiary Guarantor evidenced by an unsubordinated promissory note or (B) to any other Restricted Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated in right of payment to the Securities, in the case of the Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor;

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clause (2) or (11)) in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the Securities or Indebtedness that is pari passu with, or subordinated in right of payment to, the Securities or a Note Guarantee shall only be permitted under this clause (3) if (x) in case the Securities are refinanced in part or the Indebtedness to be refinanced is pari passu with the Securities or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Securities or the Note Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the Securities or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Securities or the Note Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Securities or the Note Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (c) such new Indebtedness is Incurred by the Issuer or a Subsidiary Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness to be refinanced or refunded;

(4) Indebtedness of the Issuer, to the extent the net proceeds thereof are promptly (A) used to purchase Securities tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Securities pursuant to Article VIII;

(5) Guarantees of the Securities and Guarantees of Indebtedness of the Issuer or any Restricted Subsidiary by the Issuer or any Restricted Subsidiary; provided the Guarantee of such Indebtedness is permitted by and made in accordance with Section 4.15;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

(7) Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof);

(8) Indebtedness Incurred or preferred stock issued to finance the cost (including the cost of improvement or construction) to acquire real or personal property (including acquisitions by way of Capitalized Lease Obligations and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary, to the extent of the fair market value of the real or personal property so acquired, plus goodwill associated therewith) by the Issuer or a Restricted Subsidiary after the Issue Date; provided, however, that the aggregate principal amount of such Indebtedness and/or the liquidation preference of such preferred stock outstanding at any time may not exceed $5.0 million;

(9) the incurrence by the Issuer or any of its Restricted Subsidiaries of Acquired Indebtedness; provided that the Fixed Charge Coverage Ratio immediately after giving pro forma effect to such incurrence would be greater than the Fixed Charge Coverage Ratio immediately prior to such incurrence;

(10) Indebtedness consisting of (x) the financing of insurance premiums in the ordinary course of business or (y) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business; and

(11) additional Indebtedness of the Issuer or Indebtedness of or preferred stock issued by any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (1) through (10) above) in an aggregate principal amount and/or liquidation preference of such preferred stock outstanding at any time not to exceed $5.0 million, less any amount of such Indebtedness permanently repaid as provided under Section 4.18.

(b) Notwithstanding any other provision of this Section 4.4, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 4.4 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(c) For purposes of determining any particular amount of Indebtedness under this Section 4.4, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 4.4, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in clause (a) of this Section 4.4 (including the first paragraph of such clause (a)), the Issuer, in its sole discretion, may classify, and from time to time may reclassify, such item of Indebtedness.

(d) The Obligors shall not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the Securities (in the case of the Issuer) or the Note Guarantees (in the case of any Subsidiary Guarantor), in each case, to the same extent.

4.5 Corporate Existence.

Except as otherwise permitted by Article V, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the rights (charter and statutory) and material franchises of the Issuer and each of its Restricted Subsidiaries; provided, however, that neither the Issuer nor any Restricted Subsidiary shall be required to preserve any such right or franchise or in the case of any Restricted Subsidiary, its existence, if (in each case) the Board of Directors of the Issuer shall determine that the loss thereof is not, and shall not be, adverse in any material respect to the Holders.

4.6 Payment of Taxes and Other Claims.

The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of its Restricted Subsidiaries or upon the income, profits or property of it or any of its Restricted Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon the property of it or any of its Restricted Subsidiaries; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, (i) the applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate provision has been made or (ii) where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

4.7 Maintenance of Properties and Insurance.

(a) The Issuer shall cause all material properties owned or leased by it or any of its Restricted Subsidiaries used or useful to the conduct of its business or the business of any of its Restricted Subsidiaries, taken as a whole, to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all repairs, renewals, replacements, and betterments thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that, subject to Section 4.22 nothing in this Section 4.7 shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Board of Directors of the Issuer or any such Restricted Subsidiary desirable in the conduct of the business of the Issuer or any such Restricted Subsidiary, and if such discontinuance or disposal is not adverse in any material respect to the Holders; provided further that nothing in this Section 4.7 shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Indenture.

(b) The Issuer shall maintain, and shall cause its Restricted Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are, in the reasonable judgment, customarily carried by similar businesses of similar size, including property and casualty loss, workers’ compensation and interruption of business insurance.

4.8 Compliance Certificate; Notice of Default.

(a) The Issuer shall deliver to the Trustee, within 90 days after the close of each fiscal year of the Issuer, an Officers’ Certificate stating that a review of the activities of the Issuer and its Restricted Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether they have kept, observed, performed and fulfilled their obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Issuer and it’s Restricted Subsidiaries during such preceding fiscal year have kept, observed, performed and fulfilled each and every such covenant and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe its status with particularity. The applicable Officers’ Certificate shall also notify the Trustee should the Issuer or any of its Restricted Subsidiaries elect to change the manner in which it fixes its fiscal year end.

(b) The Issuer shall deliver to the Trustee, in the event that any Officer becomes aware of any Default or Event of Default in the performance of any covenant, agreement or condition contained in this Indenture, an Officers’ Certificate specifying the Default or Event of Default and describing its status with particularity.

4.9 Compliance with Laws.

The Issuer shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Issuer and its Subsidiaries taken as a whole.

4.10 Commission Reports and Reports to Holders.

At all times from and after the earlier of (1) the date of the commencement of an Exchange Offer or the effectiveness of the Shelf Registration Statement (the “Registration”) and (2) June 30, 2006, in either case, whether or not the Issuer is then required to file reports with the Commission, the Issuer shall file with the Commission, unless the Commission shall not accept such filing (x) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the certified independent accountants and (y) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports. The Issuer shall supply to the Trustee and to each Holder or shall supply to the Trustee for forwarding to each such Holder who so requests, without cost to such Holder, copies of such reports and other information. In addition, at all times prior to the earlier of the date of the Registration and June 30, 2006, the Issuer shall, at its cost, deliver to each Holder of the Securities copies of such reports and other information. In addition, at all times prior to the Registration, upon the request of any Holder of Securities or any prospective purchaser of the Securities designated by a Holder of Securities, the Obligors shall supply to such Holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

4.11 Waiver of Stay, Extension or Usury Laws.

The Issuer and each Subsidiary Guarantor covenants (to the extent enforceable by law) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Issuer or such Subsidiary Guarantor from paying all or any portion of the principal of, premium, if any, and/or interest on the Securities or the Subsidiary Guarantee of any such Subsidiary Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent enforceable by law) each hereby expressly waives all benefit or advantage of any such law, and covenants to the extent enforceable by law that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

4.12 Limitations on Transactions with Shareholders and Affiliates.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Issuer or with any Affiliate of the Issuer, except upon fair and reasonable terms no less favorable to the Issuer or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not such a holder or an Affiliate.

(b) The restrictions set forth in clause (a) shall not apply to:

(i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Issuer or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view;

(ii) any transaction solely between the Issuer and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries;

(iii) the payment of reasonable and customary regular fees to directors of the Issuer who are not employees of the Issuer and customary indemnification arrangements entered into by the Issuer;

(iv) any payments or other transactions pursuant to any tax-sharing agreement between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes;

(v) any sale of shares of Capital Stock (other than Disqualified Stock) of the Issuer;

(vi) any Permitted Investments or any Restricted Payments not prohibited by Section 4.3;

(vii) any agreement as in effect or entered into as of the Issue Date (as disclosed in the Offering Memorandum) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(viii) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors in good faith and loans to employees of the Issuer and its Subsidiaries which are approved by the Board of Directors in good faith;

(ix) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case on ordinary business terms and otherwise in compliance with the terms of the indenture, which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

(x) the payment by the Issuer to any Affiliate of the Issuer of management fees of not more than $500,000, in the aggregate in any calendar year, as invoiced by such Affiliate;

(xi) any transaction with a joint venture or similar entity which would be subject to this covenant solely because the Issuer or a Restricted Subsidiary of the Issuer owns an equity interest in or otherwise controls such joint venture or similar entity;

(xii) payments of customary and reasonable fees by the Issuer or any of its Restricted Subsidiaries to the Permitted Holders made for any financial advisory, financing, underwriting or placement services (whether structured as a fee or as an underwriting discount) or in respect of other commercial or investment banking activities, including, without limitation, in connection with acquisitions or divestitures, provided that each such payment shall be approved by a majority of the disinterested members of the Board of Directors; or

(xiii) payments and transactions in connection with the Credit Agreement (including commitment, syndication and arrangement fees payable thereunder) and this offering, including underwriting discounts and commissions in connection therewith, and the application of the proceeds of each, and the payment of fees and expenses with respect thereto.

Notwithstanding the foregoing, any transaction or series of related transactions covered by clause (a) of this Section 4.12 and not covered by clauses (ii) through (xiii) of this clause (b), (x) the aggregate amount of which exceeds $5.0 million in value, must be approved or determined to be fair in the manner provided for in clause (b)(i)(A) or (B) and (y) the aggregate amount of which exceeds $10.0 million in value must be determined to be fair in the manner provided for in clause (b)(i)(B).

4.13 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Issuer or any other Restricted Subsidiary, (2) pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary, (3) make loans or advances to the Issuer or any other Restricted Subsidiary or (4) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary, except for any encumbrances or restrictions:

(i) existing on the Issue Date in the Credit Agreement, this Indenture or otherwise, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are, in the good faith judgment of the Board of Directors, no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(ii) existing under or by reason of applicable law;

(iii) existing with respect to any Person or the property or assets of such Person acquired by the Issuer or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are, in the good faith judgment of the Board of Directors, no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(iv) in the case of clause (4) of the first paragraph of this Section 4.13:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by this Indenture,

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary, or

(D) arising under purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations;

(v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(vi) arising from customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(vii) on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(viii) arising in connection with any Indebtedness, Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary of the Issuer permitted to be incurred subsequent to the date of the Issue Date pursuant to the provisions of Section 4.4.

Nothing contained in this Section 4.13 shall prevent the Issuer or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.16 or (2) restricting the sale or other disposition of property or assets of the Issuer or any of its Restricted Subsidiaries that secure Indebtedness of the Issuer or any of its Restricted Subsidiaries.

4.14 Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.

The Issuer shall not sell, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(a) to the Issuer or a Wholly Owned Restricted Subsidiary;

(b) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(c) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.3 if made on the date of such issuance or sale; or

(d) sales of common stock (including options, warrants or other rights to purchase shares of such common stock) of a Restricted Subsidiary by the Issuer or a Restricted Subsidiary, provided that the Issuer or such Restricted Subsidiary applies the Net Cash Proceeds of any such sale in accordance with clause (b)(i) or (b)(ii) of Section 4.18.

4.15 Issuances of Guarantees by Restricted Subsidiaries.

The Issuer shall cause each Restricted Subsidiary that Guarantees any Indebtedness of the Issuer or any Subsidiary Guarantor (other than any revolving credit or other similar agreement the aggregate principal amount outstanding under which does not exceed the Borrowing Base) to execute and deliver a supplemental indenture to this Indenture providing for a Subsidiary Guarantee of payment of the Securities by such Restricted Subsidiary. In addition, in the event that any Subsidiary of the Issuer becomes a Subsidiary Guarantor pursuant to the terms of this Indenture, the Issuer and such Subsidiary shall execute such collateral documents and other instruments and take such other measures as are reasonably necessary to cause the property and assets of such Subsidiary that constitute Secondary Collateral to be subject to the First Priority Liens and the Second Priority Liens and to perfect such Liens in respect of such property and assets, in each case, in the manner and to the extent required under the Security Documents.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary (including NELLC, if it shall be a Subsidiary Guarantor) may provide by its terms that it shall be automatically and unconditionally released and discharged (and any and all Note Liens granted by such Subsidiary Guarantor shall also be released and discharged) upon (1) any sale, exchange or transfer to any Person not an Affiliate of the Issuer, of all of the Capital Stock of such Subsidiary Guarantor owned directly or indirectly by the Issuer (which sale, exchange or transfer is not prohibited by this Indenture), (2) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture or (3) any defeasance or discharge of the Securities pursuant to the provisions of Article VIII.

4.16 Limitation on Liens.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including any shares of Capital Stock or Indebtedness of any Restricted Subsidiary), except for the following Liens which are expressly permitted:

(i) Liens existing on the Issue Date;

(ii) Liens granted on or after the Issue Date on any assets or Capital Stock of the Issuer or its Restricted Subsidiaries created in favor of the Holders;

(iii) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of part (a) of Section 4.4; provided that such Liens do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(iv) Liens to secure First Priority Lein Obligations; provided that any such Liens on any property or assets constituting Shared Primary Collateral that rank equally or prior to the Liens securing the Securities and any such Liens on any other Primary Collateral, in each case, shall not be permitted under this Indenture;

(v) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Issue Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with Section 4.4, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(vi) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case, to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;

(vii) Liens on assets, property or Capital Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness permitted under this Indenture; or

(viii) Permitted Liens.

4.17 Change of Control.

(a) The Issuer shall commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Securities then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the Payment Date.

(b) Notwithstanding the provisions of clause (a) of this Section 4.17, the Issuer shall not be required to make an Offer to Purchase upon the occurrence of a Change of Control if a third party makes an offer to purchase the Securities in the manner, at the times and price and otherwise in compliance with the requirements of this Indenture applicable to an Offer to

Purchase for a Change of Control and purchases all Securities validly tendered and not withdrawn in such Offer to Purchase.

4.18 Limitation on Asset Sales.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Issuer or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of, (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Issuer or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to the Issuer or any Affiliate of the Issuer), provided that the Issuer, such Subsidiary Guarantor or such other Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness, or (c) Replacement Assets, and (3) in the event of a Primary Collateral Asset Sale, the Net Cash Proceeds corresponding to the Primary Collateral sold shall be paid directly to the Collateral Agent for deposit into the Collateral Account which shall become part of the Primary Collateral and be subject to the Primary Collateral Lien in favor of the Holders.

For the purposes of this provision, any securities, notes or other obligations received by the Issuer or any of its Restricted Subsidiaries from the transferee that are converted by the Issuer or any of its Restricted Subsidiaries into cash or Temporary Cash Investments within 180 days of their receipt by the Issuer or any of its Restricted Subsidiaries shall be deemed to be cash, but only to the extent of the cash or Temporary Cash Investments received.

(b) The Issuer shall, or shall cause the relevant Restricted Subsidiary to, within twelve months after the date of receipt of any Net Cash Proceeds from an Asset Sale,

(i) solely in the case of Net Cash Proceeds from any Asset Sale other than a Primary Collateral Asset Sale, apply an amount equal to such Net Cash Proceeds to permanently repay or reduce outstanding (a) First Priority Lien Obligations, (b) Indebtedness of the Issuer that is pari passu in right of payment with the Securities, (c) Indebtedness of any Subsidiary Guarantor that is pari passu in right of payment with the relevant Subsidiary Guarantee or (d) Indebtedness of any other Restricted Subsidiary, or

(ii) invest an equal amount, or the amount not so applied pursuant to clause (i) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement) in Replacement Assets.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

(c) If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this Section 4.18 totals at least $10 million, the Issuer shall commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and, if required by the terms of any Indebtedness that is pari passu in right of payment with the Securities (“Pari Passu

Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Securities (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this Section 4.18, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture and the amount of Excess Proceeds shall be reset to zero.

4.19 Pledge of Capital Stock of NELLC.

In the event that either the Issuer shall obtain the requisite consent of the holders of the Capital Stock of NELLC or the Issuer and/or its Affiliates shall own at least 80% of such Capital Stock, such Capital Stock shall become part of the Secondary Collateral contemporaneously with such Capital Stock becoming subject to the First Priority Liens, and the Issuer, such Subsidiary Guarantor and NELLC shall promptly execute such collateral documents and other instruments and take such other measures as are reasonably necessary to cause such Capital Stock to be subject to the First Priority Liens and the Second Priority Liens and to perfect such Liens in respect of such Capital Stock, in each case, in the manner and to the extent required under the Security Documents.

4.20 Limitation on Sale and Leaseback Transactions.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction involving any of its assets or properties whether now owned or hereafter acquired; provided, however, that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(a) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property so sold or otherwise transferred, as determined by a resolution of the Board of Directors;

(b) the Issuer or such Restricted Subsidiary, as applicable, would be permitted to grant a Lien to secure Indebtedness under Section 4.16 in the amount of the Attributable Debt in respect of such Sale Leaseback Transaction;

(c) prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Issuer and such Restricted Subsidiary comply with Section 4.4; and

(d) the Issuer or such Restricted Subsidiary applies an amount not less than the net proceeds received from such sale in accordance with Section 4.18.

4.21 Limitation on Business Activities.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

4.22 Limitation on Impairment of Security Interest.

Neither the Issuer nor any of its Subsidiaries may take or omit to take any action which action or omission could reasonably be expected to have the result of adversely affecting or impairing the Primary Collateral Liens or the Second Priority Liens, other than as expressly contemplated by this Indenture or the Security Documents; provided, however, that the taking of any action with respect to the Collateral that is required by the terms of this Indenture shall be deemed not to impair such security interest.

4.23 Events of Loss.

(a) In the event of an Event of Loss with respect to any Primary Collateral, the Issuer shall apply the Net Loss Proceeds from such Event of Loss, at its option, to (1) the rebuilding, repair, replacement or construction of improvements to the affected property within two years after receipt of such Net Loss Proceeds, (2) the acquisition of or investment in Replacement Assets within one year after receipt of such Net Loss Proceeds or (3) a redemption of the Securities pursuant to an Offer to Purchase on the terms described in the next succeeding paragraph. Pending the final application of any Net Loss Proceeds, the Issuer shall deposit such Net Loss Proceeds in the Collateral Account.

(b) Any Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the preceding paragraph shall be deemed to constitute “Excess Loss Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Loss Proceeds not theretofore subject to an Offer to Purchase pursuant to this Section 4.23 totals at least $10.0 million, the Issuer shall commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Securities equal to the Excess Loss Proceeds on such date, at a purchase price equal to 100% of their principal amount plus accrued interest (if any) to the Payment Date. Any Offer to Purchase commenced pursuant to this Section 4.23 shall be referred to as an “Event of Loss Offer to Purchase.” To the extent that any Excess Loss Proceeds remain after consummation of an Event of Loss Offer to Purchase, the Issuer may use those Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture and the amount of Excess Loss Proceeds shall be reset to zero.

4.24 Escrow of Proceeds to Be Used for Pekin Facility Expansion.

On the Issue Date, the Issuer shall deposit $62.5 million of the net proceeds from the offering of the Securities on such date in the Escrow Account pending application of such funds to the construction of the planned expansion of the ethanol production capacity to 56.5 million gallons per year (utilizing a dry million process) at Aventine Renewable Energy, Inc.’s Pekin, Illinois facility (the “Pekin Facility Expansion”).

In the event that:

(1) construction of the Pekin Facility Expansion shall not have been commenced by June 30, 2006, or

(2) the Issuer shall have provided written notice to the Trustee and the Escrow Agent at any time of its decision not to proceed with or complete the construction of the Pekin, Facility Expansion, the Issuer shall be required to commence, not later than the next Business Day following either the date specified in clause (1) above or the date on which the notice specified in clause (2) above is sent, as applicable, and consummate an Offer to Purchase (a “Special Offer to Purchase”) from the Holders on a pro rata basis, an aggregate principal amount of Securities equal to the lesser of (i) $62.5 million and (ii) the aggregate amount held in the Escrow Account at such time at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest to the date on which the Securities are purchased.

ARTICLE V

SUCCESSOR CORPORATION

5.1 Merger, Consolidation and Sale of Assets.

(a) The Issuer shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(i) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”) shall be organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations under this Indenture, the Securities, the Registration Rights Agreement and the Security Documents;

(ii) each of the conditions specified in paragraph (c) below is satisfied; and

(iii) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Issuer has entered into a transaction under this Section 5.1, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Issuer or the Surviving Person in accordance with the Securities and this Indenture.

(b) No Subsidiary Guarantor shall consolidate with or merge with or into any Person or permit any Person to merge with or into it unless:

(i) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged (the “Subsidiary Guarantor Surviving Person”) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of such Subsidiary Guarantor obligations under its Note Guarantee, the Registration Rights Agreement and the Security Documents; and

(ii) each of the conditions specified in paragraph (c) below is satisfied.

The foregoing requirements of this paragraph (b) shall not apply to (x) a consolidation or merger of any Subsidiary Guarantor with and into the Issuer or any other Subsidiary Guarantor, so long as the Issuer or such Subsidiary Guarantor survives such consolidation or merger or (y) a sale or other disposition of all of the assets of a Subsidiary Guarantor, by way of merger, consolidation or otherwise, if the Issuer or a Restricted Subsidiary applies the Net Cash Proceeds of that sale or other disposition in accordance with Section 4.18.

(c) The following additional conditions shall apply to each transaction described in paragraph (a) or (b) above, except that clause (ii) below shall not apply to a transaction described in paragraph (b):

(i) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(ii) immediately after giving effect to such transaction on a pro forma basis the Issuer (or the Surviving Person, if applicable) (x) could Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of Section 4.4 covenant or (y) would, together with its Restricted Subsidiaries, have a greater Fixed Charge Coverage Ratio immediately after that transaction (after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries immediately prior to that transaction; provided that this clause (ii) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Issuer if all Liens and Indebtedness of the Issuer (or the Surviving Person) together with the Restricted Subsidiaries of such Person, outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of such Person and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of this Indenture;

(iii) the Issuer or the Surviving Person, as applicable, shall cause such amendments, supplements or other instruments to be filed, executed and/or recorded in such jurisdictions as may be required by applicable law to preserve and protect the Note Liens on the Collateral owned by or sold, conveyed, transferred, leased or otherwise disposed of to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states;

(iv) the Collateral owned by or sold, conveyed, transferred, leased or otherwise disposed of to the Issuer or such Subsidiary Guarantor or the relevant surviving entity, as applicable, shall

(A) continue to constitute Collateral under this Indenture and the Security Documents, and

(B) be subject to the Note Liens, as applicable, in favor of the Collateral Agent for the benefit of the Trustee and the Holders;

(v) the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent that they are assets of the types which would constitute Collateral under this Indenture and the Security Documents, shall be treated as after acquired property and such surviving entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Note Liens and to perfect such Liens in respect of such assets, in each case, in the manner and to the extent required under the Security Documents; and

(vi) the Issuer shall have delivered to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (ii) of this paragraph (c) unless compliance therewith is not required) and an opinion of counsel, each stating that such transaction and, if a supplemental indenture or supplemental Security Documents are required in connection with such transaction, such supplemental indenture and Security Documents comply with the applicable provisions of this Indenture, that all conditions precedent in this Indenture relating to such transaction have been satisfied and that supplemental indenture and Security Documents are enforceable;

provided, however, that clause (ii) above does not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Issuer and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

5.2 Successor Corporation Substituted.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Issuer or any Subsidiary Guarantor in accordance with Section 5.1 in which the Issuer or such Subsidiary Guarantor, as applicable, is not the continuing corporation, the successor Person formed by such consolidation or into which the Issuer or such Guarantor is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Subsidiary Guarantor under this Indenture and the Securities or any Subsidiary Guarantee, as applicable, with the same effect as if such Surviving Entity had been named as such.

ARTICLE VI

DEFAULT AND REMEDIES

6.1 Events of Default.

Each of the following shall be an “Event of Default”:

(i) default in the payment of principal of (or premium, if any, on) any Security when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(ii) default in the payment of interest on any Security when the same becomes due and payable, and such default continues for a period of 30 days;

(iii) default in the performance or breach of the provisions of Article V or the failure by the Issuer to make or consummate an Offer to Purchase in accordance with Section 4.17, 4.18, 4.23 or 4.24 and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Securities;

(iv) the Issuer or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement in this Indenture or under the Securities (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Securities;

(v) there occurs with respect to any issue or issues of Indebtedness of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity (after giving effect to any applicable grace period provided in such Indebtedness) and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(vi) any final judgment or order (not covered by insurance or a third party indemnity pursuant to an executed written agreement) for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Issuer, any Subsidiary Guarantor or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(vii) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

(viii) the Issuer, any Subsidiary Guarantor or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;

(ix) the Issuer or any Subsidiary Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by this Indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect; or

(x) default by the Issuer or any Subsidiary Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of any Note Liens or which adversely affects the condition or value of the Collateral, in each case, taken as a whole, in any material respect, (b) repudiation or disaffirmation by the Issuer or any such Subsidiary Guarantor of its obligations under any of the Security Documents or (c) the determination in a judicial proceeding that all or any material portion of the Security Documents, taken as a whole, are unenforceable or invalid, for any reason, against the Issuer or any such Subsidiary Guarantor (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Issuer receives written notice thereof specifying such occurrence from the Trustee or the Holders of 25% or more in aggregate principal amount of the Securities).

6.2 Acceleration.

If an Event of Default (other than an Event of Default specified in clause (vii) or (viii) of Section 6.1 above with respect to the Issuer) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Securities may declare the principal of, premium, if any, and accrued interest on all the Securities to be due and payable by notice in writing to the Issuer (and the Trustee if given by the Holders) specifying the relevant Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (vii) or (viii) of Section 6.1 above with respect to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

In the event of a declaration of acceleration because an Event of Default set forth in clause (v) of Section 6.1 has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (v) of Section 6.1 shall be remedied or cured by the Issuer, the relevant

Subsidiary Guarantor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

6.3 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture. In addition, the Trustee shall have the right to direct the Collateral Agent to exercise remedies with respect to the Primary Collateral and, subject to the terms of the Intercreditor Agreement, the Secondary Collateral.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

6.4 Waiver of Past Defaults; Rescission of Acceleration.

Subject to Sections 2.9, 6.2, 6.7 and 9.2, the Holders of at least a majority in principal amount of the outstanding Securities by written notice to the Issuer and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Securities that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

6.5 Control by Majority.

The Holders of not less than a majority in principal amount of the outstanding Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. Subject to Section 7.1, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines in good faith may be unduly prejudicial to the rights of another Securityholder, or that may involve the Trustee in personal liability and may take any other action that it deems proper that is not inconsistent with any such direction received from the Securityholders.

6.6 Limitation on Suits.

A Securityholder may not pursue any remedy with respect to this Indenture or the Securities unless:

(i) the Holder gives to the Trustee written notice of a continuing Event of Default;

(ii) the Holder or Holders of at least 25% in principal amount of the outstanding Securities make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(v) during such 60-day period the Holder or Holders of a majority in principal amount of the outstanding Securities do not give the Trustee a direction which, in the opinion of the Trustee, is inconsistent with the request.

A Securityholder may not use this Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over such other Securityholder.

6.7 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on a Security, on or after the respective due dates expressed in such Security, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

6.8 Collection Suit by Trustee.

If an Event of Default in payment of principal, premium, if any, or interest specified in clause (i) or (ii) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Securities for the whole amount of principal, premium, if any, and accrued interest and fees remaining unpaid, together with interest on overdue principal and premium, if any, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Securities and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.7.

6.9 Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.7) and the Securityholders allowed in any judicial proceedings relating to the Issuer, their creditors or their property and shall be entitled and empowered to participate as a member, voting or otherwise, of any official committee appointed for such matter, to collect and receive any monies or other securities or property payable or deliverable upon the conversion or exchange of the Securities or upon any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Securityholder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Securityholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.7. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Securityholder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Securityholder in any such proceeding.

6.10 Priorities.

If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

First: to the Trustee for amounts due under Section 7.7;

Second: to Holders for interest accrued on the Securities, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for interest;

Third: to Holders for principal amounts and premium, if any, due and unpaid on the Securities, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal; and

Fourth: to the Issuer or, if applicable, the Subsidiary Guarantors as their respective interests may appear.

The Trustee, upon prior notice to the Issuer, may fix a record date and payment date for any payment to Securityholders pursuant to this Section 6.10.

6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Securities.

6.12 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Issuer, Trustee and the Holders shall continue as though no such proceeding had been instituted.

6.13 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Securities in Section 2.7, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

ARTICLE VII

TRUSTEE

7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee need perform only those duties as are specifically set forth herein or in the TIA and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officers’ Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, but need not verify the contents thereof.

(c) Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(e) Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) In the absence of bad faith, negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

(h) If the Trustee shall receive conflicting or inconsistent requests from two or more groups of Holders, each representing less than a majority of the aggregate principal amount of Securities then outstanding, the Trustee in its sole discretion may determine what action, if any, shall be taken, notwithstanding any other provision of this Indenture.

7.2 Rights of Trustee.

Subject to Section 7.1:

(a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.5. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.

(e) The Trustee may consult with counsel and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuer, to examine the books, records, and premises of the Issuer, personally or by agent or attorney.

(h) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(i) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(j) The Trustee shall not be charged with knowledge of any Default or Event of Default, of the identity of any Restricted Subsidiary or the existence of any Change of Control, Asset Sale, Event of Loss or event giving rise to a Special Offer to Purchase unless either (i) a Responsible Officer shall have Actual Knowledge thereof or (ii) the Trustee shall have received written notice thereof from either of the Issuer or any Holder.

(k) Delivery of reports, information and documents to the Trustee under Section 4.10 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants hereunder.

(l) Except as set forth in paragraph 1 of the Securities, the Trustee shall not be responsible for the computation of any interest payments or redemption amounts payable with respect to the Securities.

(m)The Trustee shall not be responsible for the filing of original or continuation financing statements or the recordation, amendment, or other filing of any security interests, liens, financing statements, or other similar documents, nor of the contents thereof.

(n) In no event shall the Trustee be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond the Trustee’s control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Indenture.

7.3 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Issuer, its Subsidiaries (including any Guarantors) or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee shall comply with Sections 7.10 and 7.11.

7.4 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Subsidiary Guarantee, the Security Documents, the Collateral, or the Securities, it shall not be accountable for the Issuer’s use of the proceeds from the Securities, and it shall not be responsible for any statement of the Issuer in this Indenture or any document issued in connection with the sale of Securities or any statement in the Securities other than the Trustee’s certificate of authentication. The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture.

7.5 Notice of Default.

If a Default or an Event of Default occurs and is continuing and the Trustee has Actual Knowledge thereof based on receipt of actual notice of such Default or Event of Default, the Trustee shall mail to each Securityholder notice of the uncured Default or Event of Default within 90 days after such Default or Event of Default occurs. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on, any Security including an accelerated payment and the failure to make payment on the relevant Payment Date pursuant to an Offer to Purchase resulting from a Change of Control, a Special Offer to Purchase or an Event of Loss Offer to Purchase, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Securityholders.

7.6 Reports by Trustee to Holders.

Within 60 days after each January 1, beginning with the first January 1, 2006, the Trustee shall, to the extent that any of the events described in TIA § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Securityholder a brief report dated as of such date that complies with TIA § 313(a). The Trustee also shall comply with TIA §§ 313(b), 313(c) and 313(d).

A copy of each report at the time of its mailing to Securityholders shall be mailed to the Issuer and filed with the Commission and each securities exchange, if any, on which the Securities are listed.

The Issuer shall notify the Trustee if the Securities become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with TIA § 313(d).

7.7 Compensation and Indemnity.

The Issuer shall pay to the Trustee, from time to time, reasonable compensation for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s negligence, bad faith or willful misconduct. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

The Issuer and each of the Subsidiary Guarantors shall indemnify the Trustee and its agents, employees, officers, stockholders and directors for, and hold them harmless against, any loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred by them except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust including the cost and expense of enforcing this Indenture and the Securities against the Issuer or the Holders (including this Section 7.7) including the reasonable costs and expenses of defending themselves against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder. The Trustee shall notify the Issuer and the Subsidiary Guarantors promptly of any claim asserted against the Trustee or any of its agents, employees, officers, stockholders and directors for which it may seek indemnity, provided that any failure to so notify the Issuer or any of the Subsidiary Guarantors shall not relieve the Issuer of its indemnity obligations hereunder. The Issuer and the Subsidiary Guarantors may, subject to the approval of the Trustee, defend the claim and the Trustee shall cooperate in the defense. The Trustee and its agents, employees, officers, stockholders and directors subject to the claim may have separate counsel and the Issuer and the Subsidiary Guarantors shall pay the reasonable fees and expenses of such counsel; provided, however, that neither the Issuer nor any the Subsidiary Guarantors shall be required to pay such fees and expenses if, subject to the approval of the Trustee, they assume the Trustee’s defense and there is no conflict of interest between the Issuer, the Subsidiary Guarantors and the Trustee and its agents, employees, officers, stockholders and directors subject to the claim in connection with such defense as reasonably determined by the Trustee. The Issuer and the Subsidiary Guarantors need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Issuer and the Subsidiary Guarantors need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its negligence, bad faith or willful misconduct.

To secure the Issuer’s and the Subsidiary Guarantors’ payment obligations in this Section 7.7, the Trustee shall have a senior claim and Lien prior to the Securities against all money or property held or collected by the Trustee, in its capacity as Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in clause (vii) or (viii) of Section 6.1 occurs, such expenses and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Law and shall be paid to the extent allowed under any Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 7.7 shall survive the satisfaction and discharge of this Indenture or the appointment of a successor Trustee.

7.8 Replacement of Trustee.

The Trustee may resign at any time by so notifying the Issuer in writing. The Holders of a majority in principal amount of the outstanding Securities may remove the Trustee by so notifying the Issuer and the Trustee and may appoint a successor Trustee. The Issuer may remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Securities may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.7, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 7.7, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Securityholder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the outstanding Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Securityholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

7.9 Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee; provided that such corporation shall be otherwise qualified and eligible under this Article VII.

7.10 Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirement of TIA §§ 310(a)(1), 310(a)(2) and 310(a)(5). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of the bank holding company, shall meet the capital requirements of TIA § 310(a)(2). The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer are outstanding, if the requirements for such exclusion set forth in TIA § 310(b)(1) are met. The provisions of TIA § 310 shall apply to the Issuer and any other obligor of the Securities.

7.11 Preferential Collection of Claims Against the Issuer.

The Trustee, in its capacity as Trustee hereunder, shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

7.12 Direction to Trustee.

The Trustee is directed to execute, deliver and perform its obligations under the Security Documents and the Intercreditor Agreement.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

8.1 Termination of the Issuer’s Obligations.

The Issuer and each Subsidiary Guarantor may terminate their obligations under the Securities and this Indenture, except those obligations referred to in the penultimate paragraph of this Section 8.1, if all Securities previously authenticated and delivered (other than destroyed, lost or stolen Securities which have been replaced or paid or Securities for whose payment U.S. Legal Tender in immediately available funds has theretofore been deposited with the Trustee or the Paying Agent in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer, as provided in Section 8.5) have been delivered to the Trustee for cancellation and the Issuer have paid all sums payable by them hereunder, or if:

(i) either (i) pursuant to Article III, the Issuer shall have given notice to the Trustee and mailed a notice of redemption to each Holder of the redemption of all of the Securities in accordance with the provisions hereof or (ii) all Securities have otherwise become due and payable hereunder or shall become due and payable hereunder within one year;

(ii) the Issuer shall have irrevocably deposited or caused to be deposited with the Trustee or a trustee satisfactory to the Trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of the Holders for that purpose, U.S. Legal Tender in immediately available funds (if applicable, in combination with Qualified Interest Rate Agreements) in such amount (net of any amounts payable by the trust pursuant to any such Qualified Interest Rate Agreements) as is sufficient without consideration of reinvestment of such interest, to pay principal of, premium, if any, and interest on any Securities not previously delivered to the Trustee for cancellation to maturity or redemption; provided that the Trustee shall have been irrevocably instructed to apply such U.S. Legal Tender to the payment of said principal, premium, if any, and interest with respect to the Securities;

(iii) the Issuer shall have paid all other sums payable by it hereunder; and

(iv) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent providing for or relating to the termination of the Issuer’s obligations under the Securities and this Indenture have been complied with and a certificate of the Issuer’s independent accountants (who shall be a firm of established national reputation) stating that the amount deposited with the Trustee is sufficient to pay principal of, premium, if any, and interest on the outstanding Securities to maturity or redemption.

Subject to the next sentence and notwithstanding the foregoing paragraph, the Issuer’s obligations in Sections 2.5, 2.6, 2.7, 2.8, 4.1, 4.2, 7.7, 8.5 and 8.6 shall survive until the Securities are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Securities are no longer outstanding, the Issuer’s obligations in Sections 7.7, 8.5 and 8.6 shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuer’s obligations under the Securities and this Indenture except for those surviving obligations specified above.

8.2 Legal Defeasance and Covenant Defeasance.

(a) The Issuer may, at its option by Board Resolutions of the Boards of Directors of the Issuer, at any time, elect to have either paragraph (b) or (c) below applied to all outstanding Securities upon compliance with the conditions set forth in Section 8.3.

(b) Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Issuer and each Subsidiary Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.3 and the conditions set forth in this Section 8.2, be deemed to have been discharged from their respective obligations with respect to all outstanding

Securities and the corresponding Subsidiary Guarantees on the date that is 123 days after the date of the deposit referred to in Section 8.3(i) (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Securities, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.4 and the other Sections of this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Securities and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), and Holders of the Securities and any amounts deposited under Section 8.3 shall cease to be subject to any obligations to, or the rights of, any holder of First Priority Lien Obligations under Article X or otherwise, except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Securities to receive solely from the trust fund described in Section 8.4, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Securities when such payments are due, (ii) the obligations with respect to such Securities under Article II and Section 4.2, (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the obligations in connection therewith and (iv) this Article VIII. Subject to compliance with this Article VIII, the Issuer may exercise their option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) hereof.

(c) Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Issuer and each Subsidiary Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.3 and the conditions set forth in this Section 8.2, be released from their obligations, if any, under the covenants contained in Sections 4.3 and 4.4 and Sections 4.12 through 4.23 and clause (ii) of Section 5.1(c) with respect to the outstanding Securities and the corresponding Subsidiary Guarantee on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Securities shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Securities shall not be deemed outstanding for accounting purposes) and Holders of the Securities and any amounts deposited under Section 8.3 shall cease to be subject to any obligations to, or the rights of, any holder of First Priority Lien Obligations under Article X or otherwise. For this purpose, such Covenant Defeasance means that, with respect to the outstanding Securities, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(iii) (to the extent pertaining to a default under or breach of the provisions of clause (ii) of Section 5.1(c)), 6.1(iv), 6.1(v) or 6.1(vi), but, except as specified above, the remainder of this Indenture and such Securities shall be unaffected thereby.

8.3 Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2(b) or 8.2(c) to the outstanding Securities:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(i) the Issuer shall have deposited with the Trustee, in trust, money and /or U.S. Government Obligations (if applicable, in combination with Qualified Interest Rate Agreements) that through the payment of interest and principal (in respect of such U.S. Government Obligations) or other amounts (in respect of such Qualified Interest Rate Agreements) in accordance with their terms will provide money (net of any amounts payable by the trust pursuant to any such Qualified Interest Rate Agreements) in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes;

(ii) in the case of an election under Section 8.2(b), the Issuer shall have delivered to the Trustee:

(A) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer’s exercise of its option under Section 8.2(b) and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; and

(B) an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, (x) the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the Bankruptcy Law or Section 15 of the New York Debtor and Creditor Law and (y) the Qualified Interest Rate Agreement, if any, referred to in clause (i) above is the legal, valid and binding obligation of the bank or other financial institution, enforceable against it in accordance with its terms;

(iii) in the case of an election under Section 8.2(c), the Issuer shall have delivered to the Trustee (A) an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, (x) the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the Bankruptcy Law or Section 15 of the New York Debtor and Creditor Law and (y) the Qualified Interest Rate Agreement, if any, referred to in clause (i) above is the legal, valid and binding obligation of the bank or other financial institution, enforceable against it in accordance with its terms, and (B) an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer’s exercise of its option under Section 8.2(c) and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(iv) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(v) if at such time the Securities are listed on a national securities exchange, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge;

(vi) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(vii) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent hereunder provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

Notwithstanding the foregoing, the Opinions of Counsel required by clause (ii) above of this Section 8.3 need not be delivered if all Securities not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the Maturity Date within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

8.4 Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender or U.S. Government Obligations deposited with it pursuant to this Article VIII, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Securities.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender or U.S. Government Obligations deposited pursuant to Section 8.3 hereof or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Securities.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the Issuer’s request any U.S. Legal Tender or U.S. Government Obligations held by it as provided in Section 8.3 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

8.5 Repayment to the Issuer.

The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Issuer cause to be published once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining shall be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person.

8.6 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII; provided that if the Issuer has made any payment of interest on, premium, if any, or principal of any Securities because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Securities to receive such payment from the U.S. Legal Tender or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

9.1 Without Consent of Holders.

The Issuer, the Guarantors and the Trustee, together, may amend or supplement this Indenture, the Securities, any Subsidiary Guarantee or the Security Documents, without notice to or consent of any Securityholder, to:

(i) cure any ambiguity, defect or inconsistency in this Indenture;

(ii) comply with the provisions described under Article V or Section 4.15;

(iii) comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA;

(iv) evidence and provide for the acceptance of appointment by a successor Trustee;

(v) add a Subsidiary Guarantor;

(vi) add any additional asset as Collateral;

(vii) release any Collateral from the Note Liens when permitted or required under this Indenture or the Security Documents;

(viii) reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such indebtedness and the Lien securing such indebtedness is permitted by the terms of this Indenture and the Security Documents;

(ix) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder;

(x) provide for the issuance of Additional Securities in accordance with the terms of Indenture; or

(xi) conform this Indenture or the Security Documents to the section entitled “Description of the Notes” in the Offering Memorandum;

provided that the Issuer has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.1.

9.2 With Consent of Holders.

Subject to Section 6.7, modifications and amendments of this Indenture and the Security Documents may be made by the Issuer, the Subsidiary Guarantors or the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Securities; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, to:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Note;

(3) change the optional redemption dates or optional redemption prices of the Securities from those stated in the Securities or waive or modify any of the provisions set forth under Section 3.7, 4.23 or 4.24 or, to the extent that it relates to the disposition of any Primary Collateral, Section 4.18;

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Securities;

(7) release any Subsidiary Guarantor from its Note Guarantee, except as provided in this Indenture;

(8) amend or modify any of the provisions of this Indenture in any manner which subordinates the Securities issued thereunder in right of payment to any other Indebtedness of the Issuer or which subordinates any Note Guarantee in right of payment to any other Indebtedness of the guarantor issuing any such Note Guarantee; or

(9) reduce the percentage or aggregate principal amount of outstanding Securities the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or the Security Documents or for waiver of certain defaults.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Securities then outstanding, no amendment may release from the Lien of the Security Documents any Collateral or modify any provisions of the Security Documents otherwise than in accordance with the terms of this Indenture or the Security Documents.

9.3 [Intentionally Omitted].

9.4 Compliance with TIA.

From the date on which this Indenture is qualified under the TIA, every amendment, waiver or supplement of this Indenture or the Securities or any Subsidiary Guarantee shall comply with the TIA as then in effect.

9.5 Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Security or portion of a Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent is not made on any Security. However, any such Holder or subsequent Holder may revoke the consent as to his Security or portion of his Security by notice to the Trustee or the Issuer received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Securities have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Securityholder, unless it makes a change described in any of clauses (i) through (vii) of Section 9.2, in which case, the amendment, supplement or waiver shall bind only each Holder of a Security who has consented to it and every subsequent Holder of a Security or portion of a Security that evidences the same debt as the consenting Holder’s Security; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest on a Security, on or after the respective due dates expressed in such Security, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

9.6 Notation on or Exchange of Securities.

If an amendment, supplement or waiver changes the terms of a Security, the Issuer may require the Holder of the Security to deliver it to the Trustee. The Issuer shall provide the Trustee with an appropriate notation on the Security about the changed terms and cause the Trustee to return it to the Holder at the Issuer’s expense. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms. Failure to make the appropriate notation or issue a new Security shall not affect the validity and effect of such amendment, supplement or waiver.

9.7 Trustee to Sign Amendments, Etc.

The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article IX; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each complying with Sections 13.4 and 13.5 and stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article IX is authorized or permitted by this Indenture and constitutes the legal, valid and binding obligations of the Issuer and the Subsidiary Guarantors, if applicable, enforceable in accordance with its terms. Such Opinion of Counsel shall be at the expense of the Issuer.

ARTICLE X

COLLATERAL

10.1 Rights of the Trustee.

(a) The Trustee shall act as Collateral Agent and, as Collateral Agent, shall be entitled to the protections, immunities and indemnities afforded the Trustee.

(b) The Collateral Agent is authorized and empowered to appoint one or more co-Collateral Agents as it deems necessary or appropriate.

(c) Neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents shall be responsible for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Note Lien, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Note Liens or Security Documents or for any delay in doing so.

(d) The Collateral Agent shall be subject to such directions as may be given it by the Trustee from time to time as required or permitted by this Indenture. Except as directed by the Trustee and as required or permitted by this Indenture or the Security Documents, the Collateral Agent shall not be obligated:

(i)	to act upon directions purported to be delivered to it by any other Person;

(ii)	to foreclose upon or otherwise enforce any Note Lien; or

(iii)	to take any other action whatsoever with regard to any or all of the Note Liens, Security Documents or Collateral.

(e) The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the enforcement of the Note Liens or Security Documents.

(f) In acting as Collateral Agent or co-Collateral Agent, the Collateral Agent and each co-Collateral Agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article Seven.

(g) Each successor Trustee shall become the successor Collateral Agent as and when the successor Trustee becomes the Trustee.

10.2 Collateral and Security Documents.

(a) In order to secure the due and punctual payment of the Securities, the Issuer has entered into the Security Documents to create the Note Liens on the Collateral in accordance with the terms thereof. In the event of a conflict between the terms of this Indenture and the Security Documents, the Security Documents shall control.

(b) Each Holder of a Security, by accepting such Security, (i) agrees to all of the terms and provisions of the Security Documents, (ii) acknowledges that all First Priority Lien Obligations include, without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Issuer or any of its Subsidiaries at the contractual rate of interest provided for in the respective documentation for such First Priority Lien Obligations, whether or not a claim for such post-petition interest is allowed in any such proceeding or under applicable law, and (iii) authorizes the Trustee and the Collateral Agent to enter into the Security Documents and, unless violative of the provisions hereof and thereof, to execute any and all documents, amendments, waivers, consents, releases or other instruments required (or authorized) to be executed by it pursuant to the terms thereof.

(c) If the Issuer or any Subsidiary Guarantor grants a First Priority Lien on any of its property or assets (including any Capital Stock) for the benefit of any holders of First Priority Lien Obligations (including any lenders or representative of the lenders under the Credit Agreement), it shall also simultaneously grant a Second Priority Lien in such property or assets (including Capital Stock) in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Securities.

(d) In the event that the Issuer shall issue Securities pursuant to clause (iii) of the fourth paragraph of Section 2.2, the net proceeds from any such issuance shall be immediately deposited into an escrow account (other than the Escrow Account) pending their investment in property or assets of a nature or type or that are used in a Permitted Business. Such escrow account (and all cash, cash equivalents and securities therein) and such property or assets (collectively, the “Additional Notes Collateral”) shall immediately become part of the Primary Collateral and the Issuer shall, or shall cause the relevant Subsidiary Guarantors to, execute such collateral documents and other instruments and take such other measures as shall be reasonably necessary to cause such escrow account and such property or assets to become subject to the Primary Collateral Lien and to perfect such Liens in respect of such escrow account and property or assets, in each case, in the manner and to the extent required under the Security Documents.

10.3 Application of Proceeds of Collateral.

(a) The holders of the First Priority Liens shall receive all proceeds from any realization on the Secondary Collateral until the First Priority Lien Obligations are paid in full in accordance with the terms thereof, including, without limitation, any post-petition interest at the respective contract rate, whether or not a claim for post-petition interest is allowed under applicable laws before making any payments on the Securities.

(b) Proceeds realized by the First Priority Lien Representative from the Secondary Collateral shall be applied:

First, to amounts owing to the First Priority Lien Representative and the Collateral Agent in their respective capacities as First Priority Lien Representative and Collateral Agent;

Second, to amounts owing to the holders of the First Priority Liens in accordance with the terms of the First Priority Lien Obligations;

Third, to amounts owing to the Trustee in its capacity as such in accordance with the terms of this Indenture;

Fourth, to amounts owing to the Holders in accordance with the terms of this Indenture; and

Fifth, to the Issuer and/or other Persons entitled thereto.

(c) Proceeds realized by the Collateral Agent from the Primary Collateral (other than Shared Primary Collateral) shall be applied:

First, to amounts owing to the Collateral Agent and the Escrow Agent in their respective capacities as Collateral Agent and Escrow Agent;

Second, to amounts owing to the Trustee in its capacity as such in accordance with the terms of this Indenture;

Third, to amounts owing to the Holders in accordance with the terms of this Indenture; and

Fourth, to the Issuer and/or other Persons entitled thereto.

(d) Proceeds realized by the Collateral Agent from the Shared Primary Collateral shall be applied:

First, to amounts owing to the Collateral Agent and the First Priority Lien Representative in their respective capacities as Collateral Agent and First Priority Lien Representative;

Second, to amounts owing to the Trustee in its capacity as such in accordance with the terms of this Indenture;

Third, to amounts owing to the Holders in accordance with the terms of this Indenture;

Fourth, to amounts owing to the holders of the First Priority Liens in accordance with the terms of the First Priority Lien Obligations; and

Fifth, to the Issuer and/or other persons entitled thereto.

10.4 Possession, Use and Release of Collateral.

(a) Subject to the terms of the Security Documents, the Issuer and the Domestic Subsidiaries shall have the right to remain in possession and retain exclusive control of the Collateral securing the Securities (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral and deposited with the First Priority Lien Representative, the Collateral Agent, the Escrow Agent or the Trustee in accordance with the provisions of the Security Documents or this Indenture and other than as set forth in the Security Documents) to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

(b) Each Holder of a Security, by accepting such Security, acknowledges that (i) so long as any First Priority Lien Obligations (or any commitments or letters of credit in respect thereof) are outstanding, the holders thereof shall control at all times all remedies and other actions related to the Secondary Collateral, and the Second Priority Liens shall not entitle the Collateral Agent, the Trustee or the Holders of Securities to take any action whatsoever with respect to the Secondary Collateral. As a result, so long as any First Priority Lien Obligations are outstanding, neither the Collateral Agent nor the Trustee nor the Holders shall be able to force a sale of the Secondary Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Priority Liens.

(c) Each Holder of a Security, by accepting such Security, acknowledges that, at such time as (i) the First Priority Lien Obligations have been paid in full in cash in accordance with the terms thereof and all commitments and letters of credit thereunder have been terminated, or (ii) the holders of First Priority Lien Obligations have released their First Priority Liens on all or any portion of the Secondary Collateral, the Note Liens on the Secondary Collateral shall also be automatically released to the same extent; provided, however, that (x) in the case of clause (i) of this sentence, if an Event of Default under this Indenture exists as of the date on which the First Priority Lien Obligations are repaid in full and terminated as described in clause (i), the Note Liens on the Secondary Collateral shall not be released except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Secondary Collateral, and thereafter, the Trustee (acting at the direction of the Holders of a majority of outstanding principal amount of Securities) shall have the right to direct the Collateral Agent to foreclose upon the Secondary Collateral (but in such event, the Note Liens shall be released when such Event of Default and all other Events of Default under this Indenture cease to exist), or (y) if First Priority Lien Obligations are thereafter secured by assets that would constitute Secondary Collateral, the Securities and any Subsidiary Guarantees shall then be secured by a Note Lien on such Secondary Collateral, to the same extent provided pursuant to the Security Documents as then in effect immediately prior to the release of the Liens on the Secondary Collateral. If the Issuer subsequently incurs other First Priority Lien Obligations which are secured by assets of the Issuer and/or its Subsidiaries of the type constituting Secondary Collateral, then the Securities and the Note Guarantees shall be secured at such time by Second Priority Liens on the collateral securing such First Priority Lien Obligations with the same (in all material respects) priorities, consent rights and provisions regarding release of Secondary Collateral and other provisions set forth in the Security Documents as then in effect immediately prior to the release of the Liens on the Secondary Collateral.

(d) In the event of the consummation of any sale, transfer or other disposition of any property or assets that are subject to any Note Liens, which sale, transfer or other disposition meets the requirements of Section 4.18 hereof, the Note Liens on such property or assets (but not the Net Proceeds from such sale, transfer or other disposition) shall be released.

(e) Each Holder of a Security, by accepting such Security, acknowledges that, notwithstanding the provisions set forth in this Section 10.4, the Issuer and its Subsidiaries may, without any release or consent by the Collateral Agent or the Trustee, perform a number of activities in the ordinary course in respect of the Collateral to the extent permitted pursuant to the Security Documents and this Indenture.

10.5 Opinion of Counsel.

So long as the Security Documents have not been terminated in accordance with the terms thereof, the Issuer shall deliver to the Trustee, so long as such delivery is required by Section 314(b) of the TIA, on the Issue Date and thereafter, at least annually, within 30 days of January 1 of each year (commencing with January 1, 2006), an Opinion of Counsel either stating that in the opinion of such counsel, such action has been taken with respect to the recording, filing, recording and refiling of this Indenture or any Security Document as is necessary to maintain the Note Liens, and reciting the details of such action, or stating that in the opinion of such counsel, no such action is necessary to maintain such Note Liens.

10.6 Further Assurances.

The Issuer and each Guarantor shall (a) furnish to the Collateral Agent (for the benefit of the Trustee and the Holders) from time to time, at the Issuer’s or such Guarantor’s sole cost and expense, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may request, all in such detail as the Collateral Agent may request, and (b) subject to the Intercreditor Agreement (solely with respect to Secondary Collateral), at any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of the Issuer or such Guarantor, promptly and duly execute (as required by applicable law), deliver and/or have recorded with appropriate agencies such further instruments and documents and take such further actions as the Collateral Agent may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created by the Security Documents.

10.7 Trust Indenture Act Requirements.

The release of any Collateral from the Note Liens created by any of the Security Documents or the release of, in whole or in part, the Note Liens created by any of the Security Documents, shall not be deemed to impair the Note Liens in contravention of the provisions hereof if and to the extent the Collateral or Note Liens are released pursuant to the applicable Security Documents and pursuant to the terms hereof. Each of the Holders of the Securities acknowledge that a release of Collateral or Note Liens strictly in accordance with the terms of the Security Documents or the terms hereof shall not be deemed for any purpose to be an impairment of the Security Documents or otherwise contrary to the terms of this Indenture. The Issuer and the Guarantors shall comply with TIA §314(d) relating to the release of property or securities from the Note Liens but only to the extent required by the TIA.

10.8 Suits to Protect the Collateral.

Subject to the provisions of the Security Documents, the Trustee shall have the authority to direct the Collateral Agent to institute and to maintain such suits and proceedings as the Trustee may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of the Securities in the Collateral (including suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Note Liens or be prejudicial to the interests of the Holders of the Securities).

10.9 Purchaser Protected.

In no event shall any purchaser in good faith or other transferee of any property purported to be released hereunder be bound to ascertain the authority of the Trustee to direct the Collateral Agent to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted to be sold by this Article X, be under obligation to ascertain or inquire into the authority of the Issuer or any Guarantor, as applicable, to make any such sale or other transfer.

10.10 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article X upon the Issuer or any Domestic Subsidiary, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article X.

10.11 Release upon Termination of Obligations.

In the event that the Issuer delivers an Officers’ Certificate and Opinion of Counsel certifying that its obligations under this Indenture have been defeased or discharged by complying with the provisions of Article VIII, the Note Lien shall be released, and the Trustee shall (i) execute and deliver such releases, termination statements and other instruments (in recordable form, where appropriate) as the Issuer or any Guarantor, as applicable, may reasonably request to evidence the termination of the Note Liens created by the Security Documents and (ii) not be deemed to hold the Note Liens for its benefit and the benefit of the Holders of the Securities.

10.12 Collateral Monies.

(a) All Collateral Monies, including without limitation all Net Cash Proceeds received in connection with a Primary Collateral Asset Sale, as well as Net Loss Proceeds required to be deposited with the Collateral Agent, shall be held by the Collateral Agent as part of the Primary Collateral securing the Securities. So long as no Default or Event of Default under this Indenture shall have occurred and be continuing, Collateral Monies may:

(i)	with respect to the Net Cash Proceeds of Primary Collateral Asset Sales, be released as contemplated by Section 4.18

(ii)	with respect to Net Loss Proceeds, be released to repair or replace the relevant Primary Collateral, subject to conditions set forth in this Indenture,

(iii)	at the Issuer’s direction be applied by the Collateral Agent from time to time to the payment of the principal of, premium, if any, and interest on any Securities at maturity or upon redemption or retirement, or to the purchase of Securities upon tender or in the open market or otherwise, in each case, in compliance with this Indenture, or

(iv)	continue to be held by the Collateral Agent as part of the Primary Collateral securing the Securities.

(b) The Collateral Agent shall be entitled to apply any Collateral Monies to cure any Event of Default under this Indenture. Collateral Monies deposited with the Collateral Agent shall be invested in cash or Temporary Cash Investments pursuant to the Issuer’s direction and, so long as no Default or Event of Default shall have occurred and be continuing, the Issuer shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments.

(c) All Collateral Monies held by the Collateral Agent shall be invested at the instruction of the Issuer in Treasury Securities and other Collateral Investments. “Treasury Securities” means any investment in obligations issued or guaranteed by the United States government or agency thereof, in each case, maturing not later than one year. “Collateral Investments” means (i) Treasury Securities, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing not later than one year, in each case, entitled to U.S. Federal deposit insurance for the full amount thereof or issued by a bank or trust company (including the Collateral Agent or the Escrow Agent or an Affiliate of the Collateral Agent or Escrow Agent) that is organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million, and (iii) investments in commercial paper maturing not later than 270 days after acquisition thereof and having, at the date of acquisition, a rating no lower than A-1 from S&P, P-1 from Moody’s or F-1 from Fitch Ratings Ltd.

ARTICLE XI

GUARANTEE OF SECURITIES

11.1 Unconditional Subsidiary Guarantee.

Subject to the provisions of this Article Eleven, each of the Subsidiary Guarantors shall hereby, jointly and severally, unconditionally and irrevocably guarantee, on an unsubordinated basis (such guarantees to be referred to herein as the “Subsidiary Guarantees”) to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Securities or the obligations of the Issuer or any other Subsidiary Guarantors to the Holders or the Trustee hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Securities shall be duly and punctually paid in full when due, whether at maturity, upon redemption at the option of Holders pursuant to the provisions of the Securities relating thereto, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Securities and all other obligations of the Issuer or the Subsidiary Guarantors to the Holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.7 hereof) and all other obligations shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Issuer to the Holders under this Indenture or under the Securities, for whatever reason, each Subsidiary Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. An Event of Default under this Indenture or the Securities shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders of Securities to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the obligations of the Issuer.

Each of the Subsidiary Guarantors shall hereby agree that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities with respect to any provisions hereof or thereof, any release of any other Subsidiary Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same, whether or not a Subsidiary Guarantee is affixed to any particular Security, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each of the Subsidiary Guarantors shall hereby waive the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that, except as provided in this Indenture, the Securities or its Subsidiary Guarantee, its Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities, this Indenture and the Subsidiary Guarantees. Each Subsidiary Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or to any Subsidiary Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or such Subsidiary Guarantor, any amount paid by the Issuer or such Subsidiary Guarantor to the Trustee or such Holder, each Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Subsidiary Guarantor shall hereby further agree that, as between it, on the one hand, and the Holders of Securities and the Trustee, on the other hand, (a) subject to this Article Eleven, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of the Subsidiary Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of the Subsidiary Guarantees.

No Affiliate, stockholder, officer, director, limited liability company member or employee, past, present or future, of any Subsidiary Guarantor, as such, shall have any personal liability under such Subsidiary Guarantor’s Subsidiary Guarantee by reason of his, her or its status as such Affiliate, stockholder, officer, director, limited liability company member or employee.

11.2 Limitations on Subsidiary Guarantees.

The obligations of any Subsidiary Guarantor under its Subsidiary Guarantee shall be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including all First Priority Lien Obligations of such Subsidiary Guarantor) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, shall result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

11.3 Execution and Delivery of Subsidiary Guarantee.

To further evidence the Subsidiary Guarantees set forth in Section 11.1, each Subsidiary Guarantor hereby agrees that a notation of its Subsidiary Guarantee, substantially in the form of Exhibit E hereto, shall be endorsed on each Security authenticated and delivered by the Trustee. The Subsidiary Guarantee of any Subsidiary Guarantor shall be executed on behalf of such Subsidiary Guarantor by either manual or facsimile signature of two Officers of such Subsidiary Guarantor, each of whom, in each case, shall have been duly authorized to so execute by all requisite corporate action. The validity and enforceability of any Subsidiary Guarantee shall not be affected by the fact that it is not affixed to any particular Security.

Each of the Subsidiary Guarantors hereby agrees that its Subsidiary Guarantee set forth in Section 11.1 shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Subsidiary Guarantee.

If an Officer of a Subsidiary Guarantor whose signature is on this Indenture or a Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Security on which such Subsidiary Guarantee is endorsed or at any time thereafter, such Subsidiary Guarantor’s Subsidiary Guarantee of such Security shall nevertheless be valid.

The delivery of any Security by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Subsidiary Guarantee set forth in this Indenture on behalf of each Subsidiary Guarantor.

11.4 Release of a Subsidiary Guarantor.

(a) Upon (i) the sale, exchange, transfer or other disposition of all of the Capital Stock of a Subsidiary Guarantor by the Issuer or any Restricted Subsidiary of the Issuer (ii) the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture or (iii) the defeasance or discharge of the Securities in accordance with the terms of this Indenture, such Subsidiary Guarantor’s (or, in the case of clause (iii), each Subsidiary Guarantor’s) Subsidiary Guarantee shall be automatically discharged and such Subsidiary Guarantor shall be released from all obligations under this Article Eleven without any further action required on the part of the Subsidiary Guarantor, the Issuer, the Trustee or any Holder. Any Subsidiary Guarantor not so released or the entity surviving such Subsidiary Guarantor, as applicable, shall remain or be liable under its Subsidiary Guarantee as provided in this Article Eleven.

(b) The Trustee shall deliver an appropriate instrument evidencing the release of a Subsidiary Guarantor upon receipt of a request by the Issuer or such Subsidiary Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 11.4; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Issuer.

The Trustee shall execute any documents reasonably requested by the Issuer or a Subsidiary Guarantor in order to evidence the release of such Subsidiary Guarantor from its obligations under its Subsidiary Guarantee endorsed on the Securities and under this Article Eleven.

11.5 Waiver of Subrogation.

Until this Indenture is discharged and all of the Securities are discharged and paid in full, each Subsidiary Guarantor shall hereby irrevocably waive and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of the obligations under the Securities or this Indenture and such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee and this Indenture, in any such instance, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Subsidiary Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders of Securities under the Securities, this Indenture, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or the Holders, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.5 is knowingly made in contemplation of such benefits.

11.6 Immediate Payment.

Each Subsidiary Guarantor, upon the execution and delivery of a Subsidiary Guarantee pursuant to Section 4.15, shall hereby agree to make immediate payment to the Trustee, on behalf of the Holders or itself, of all Obligations due and owing or payable to the respective

Holders or the Trustee upon receipt of a demand for payment therefor by the Trustee to such Subsidiary Guarantor in writing.

11.7 No Set-Off.

Each payment to be made by a Subsidiary Guarantor hereunder in respect of the Obligations shall be payable in the currency or currencies in which such Obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

11.8 Obligations Absolute.

The obligations of each Subsidiary Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Subsidiary Guarantor hereunder which may not be recoverable from such Subsidiary Guarantor on the basis of a Subsidiary Guarantee shall be recoverable from such Subsidiary Guarantor as a primary obligor and principal debtor in respect thereof.

11.9 Obligations Continuing.

The obligations of each Subsidiary Guarantor hereunder shall be continuing and shall remain in full force and effect until either all the obligations have been discharged or defeased pursuant to Article VIII or terminated pursuant to Section 11.4. Each Subsidiary Guarantor shall hereby agree with the Trustee that it shall from time to time deliver to the Trustee suitable acknowledgments of its continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as shall prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Subsidiary Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Subsidiary Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Subsidiary Guarantor hereunder and under its Subsidiary Guarantee.

11.10 Obligations Not Discharged.

Except as provided herein, the obligations of each Subsidiary Guarantor hereunder shall not be satisfied or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture pursuant to Article VIII be or become owing or payable under or by virtue of or otherwise in connection with the Securities or this Indenture.

11.11 Obligations Reinstated.

The obligations of each Subsidiary Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Subsidiary Guarantor hereunder (whether such payment shall have been made by or on behalf of the Issuer or by or on behalf of a Subsidiary Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or any Subsidiary Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Issuer is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Subsidiary Guarantor as provided herein.

11.12 Obligations Not Affected.

The obligations of each Subsidiary Guarantor hereunder shall, to the extent permitted by law, not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Subsidiary Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Subsidiary Guarantor hereunder or might operate to release or otherwise exonerate any Subsidiary Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including, without limitation:

(i) any limitation of status or power, disability, incapacity or other circumstance relating to the Issuer or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Issuer or any other Person;

(ii) any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Issuer or any other Person under this Indenture, the Securities or any other document or instrument;

(iii) any failure of the Issuer, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture or the Securities, or to give notice thereof to a Subsidiary Guarantor;

(iv) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Issuer or any other Person or their respective assets or the release or discharge of any such right or remedy;

(v) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;

(vi) any change in the time, manner or place of payment of, or in any other term of, any of the Securities, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Securities or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Securities;

(vii) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Issuer or a Subsidiary Guarantor;

(viii) any merger or amalgamation of the Issuer or a Subsidiary Guarantor with any Person or Persons;

(ix) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Obligations or the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee; and

(x) any other circumstance, including release of any other Subsidiary Guarantor pursuant to Section 11.4 (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Issuer under this Indenture or the Securities or of another Subsidiary Guarantor in respect of its Subsidiary Guarantee hereunder;

provided that the provisions of this Section 11.12 are not intended to affect in any way any release of a Guarantor in accordance with the provisions of Section 11.4.

11.13 Waiver.

Without in any way limiting the provisions of Section 11.1, each Subsidiary Guarantor shall hereby waive notice of acceptance hereof, notice of any liability of any Subsidiary Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Subsidiary Guarantor hereunder, and diligence, presentment, demand for payment on the Issuer, protest, notice of dishonor or non-payment of any of the Obligations, or other notice or formalities to the Issuer or any Subsidiary Guarantor of any kind whatsoever.

11.14 No Obligation to Take Action Against the Issuer.

Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Obligations or against the Issuer or any other Person or any property of the Issuer or any other Person before the Trustee is entitled to demand payment and performance by any or all Subsidiary Guarantors of their liabilities and obligations under their Subsidiary Guarantees or under this Indenture.

11.15 Dealing with the Issuer and Others.

The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Subsidiary Guarantor and without the consent of or notice to any Guarantor, may

(i) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;

(ii) take or abstain from taking security or collateral from the Issuer or from perfecting security or collateral of the Issuer;

(iii) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Issuer or any third party with respect to the obligations or matters contemplated by this Indenture or the Securities;

(iv) accept compromises or arrangements from the Issuer;

(v) apply all monies at any time received from the Issuer or from any security upon such part of the Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

(vi) otherwise deal with, or waive or modify their right to deal with, the Issuer and all other Persons and any security as the Holders or the Trustee may see fit.

11.16 Default and Enforcement.

If any Subsidiary Guarantor fails to pay in accordance with Section 11.6, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Subsidiary Guarantee of any such Subsidiary Guarantor and such Subsidiary Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

11.17 [Intentionally Omitted].

11.18 Acknowledgment.

Each Subsidiary Guarantor shall hereby acknowledge communication of the terms of this Indenture and the Securities and shall hereby consent to and approves of the same.

11.19 Costs and Expenses.

Each Subsidiary Guarantor shall pay on demand by the Trustee any and all costs, fees and expenses (including, without limitation, legal fees on a solicitor and client basis) incurred by the Trustee, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Subsidiary Guarantee.

11.20 No Merger or Waiver; Cumulative Remedies.

No Subsidiary Guarantee shall operate by way of merger of any of the obligations of a Subsidiary Guarantor under any other agreement, including, without limitation, this Indenture. No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under this Indenture or the Securities, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Indenture or the Securities preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges in the Subsidiary Guarantee and under this Indenture, the Securities and any other document or instrument between a Subsidiary Guarantor and/or either

Issuer and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

11.21 Survival of Obligations.

Without prejudice to the survival of any of the other obligations of any Subsidiary Guarantor hereunder, the obligations of each Subsidiary Guarantor under Section 11.1 shall survive the payment in full of the Obligations under the Securities, but only if and to the extent such payment is avoided, and in such case shall be enforceable against such Subsidiary Guarantor to the same extent as prior to any such payment and without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Issuer or any Subsidiary Guarantor.

11.22 Subsidiary Guarantee in Addition to Other Obligations.

The Obligations of each Subsidiary Guarantor under its Subsidiary Guarantee and this Indenture are in addition to and not in substitution for any other Obligations to the Trustee or to any of the Holders in relation to this Indenture or the Securities and any guarantees or security at any time held by or for the benefit of any of them.

ARTICLE XII

[INTENTIONALLY OMITTED]

ARTICLE XIII

MISCELLANEOUS

13.1 TIA Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

13.2 Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Issuer or a Subsidiary Guarantor, if any:

Aventine Renewable Energy Holdings, Inc.

1300 South 2nd Street

Pekin, Illinois 61555

Attention: Chief Financial Officer

Telecopy: (309) 346-0742

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10022

Attention: Richard Truesdell, Esq.

Telephone: (212) 450-4000 Telecopy: (212-450-3800)

if to the Trustee or the Collateral Agent:

Wells Fargo Bank, N.A.

Corporate Trust Services

Sixth Street & Marquette Avenue

Minneapolis, Minnesota 55479

Attention: Aventine Administrator

The Issuer and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person. Any notice or communication to the Issuer and the Trustee, shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telecopied; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee), except that, with respect to any mailing, notices to the Trustee shall be deemed effective only upon receipt.

Any notice or communication mailed to a Securityholder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

13.3 Communications by Holders with Other Holders.

Securityholders may communicate pursuant to TIA § 312(b) with other Securityholders with respect to their rights under this Indenture or the Securities. The Issuer, the Trustee, the Registrar and any other Person shall have the protection of TIA § 312(c).

13.4 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee at the request of the Trustee:

(i) an Officers’ Certificate, in form and substance satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Issuer, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii) an Opinion of Counsel stating that, in the opinion of such counsel, any and all such conditions precedent have been complied with.

13.5 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officers’ Certificate required by Section 4.8, shall include:

(i) a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

13.6 Rules by Trustee, Paying Agent, Registrar.

The Trustee, Paying Agent or Registrar may make reasonable rules for its functions.

13.7 Legal Holidays.

If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day.

13.8 Governing Law.

THIS INDENTURE, THE SECURITIES AND ANY SUBSIDIARY GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Indenture, the Securities or any Subsidiary Guarantees.

13.9 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Issuer or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

13.10 No Recourse Against Others.

No recourse for the payment of the principal of, premium, if any, or interest on any of the Securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any Obligor in this Indenture, or in any of the Securities or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer or any Subsidiary Guarantor or of any successor Person thereof. Each Holder, by accepting the Securities, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities. Such waiver may not be effective to waive liabilities under the federal securities laws.

13.11 Successors.

All agreements of the Issuer and the Subsidiary Guarantors, if any, in this Indenture and the Securities and the Subsidiary Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

13.12 Duplicate Originals.

All parties may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

13.13 Severability.

In case any one or more of the provisions in this Indenture, the Securities or the Subsidiary Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:
Name:
Title:

AVENTINE RENEWABLE ENERGY, LLC

By:
Name:
Title:

AVENTINE RENEWABLE ENERGY, INC.

By:
Name:
Title:

S-1

WELLS FARGO BANK, N.A. as Trustee

By:
Name:
Title:

S-2

Exhibit A

[FORM OF INITIAL NOTE]*

[FACE OF SECURITY]

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

Senior Secured Floating Rate Note due 2011

CUSIP No.
ISIN No.
No.	Principal Amount $

     AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware corporation (the “Issuer”), for value received promises to pay to CEDE & CO. or registered assigns, the principal sum of               Dollars ($                ) on December 15, 2011.

     Interest Payment Dates: March 15, June 15, September 15 and December 15; commencing March 15, 2005.

     Record Dates: March 1, June 1, September 1, and December 1.

     Reference is made to the further provisions of this Security contained herein, which shall for all purposes have the same effect as if set forth at this place.

* Add Private Placement Legend and, if appropriate, Global Security Legend.

     IN WITNESS WHEREOF, the Issuer has caused this Security to be signed manually or by facsimile by its duly authorized officers.

Dated:

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:
Name:
Title:

By:
Name:
Title:

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]

     This is one of the Senior Secured Floating Rate Notes due 2011 described in the within-mentioned Indenture.

WELL FARGO BANK, N.A.,
as Trustee

By:
Authorized Signatory

[REVERSE OF SECURITY]

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

Senior Secured Floating Rate Note due 2011

1. Interest.

     AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Security at a rate per annum, reset quarterly, equal to LIBOR plus 6.0%, as determined by the calculation agent (the “Calculation Agent”), which initially shall be the Trustee. Interest on the Securities shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15, commencing on March 15, 2005. The Issuer shall make each interest payment to the holders of record on the immediately preceding March 1, June 1, September 1 and December 1. Interest on the Securities shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date.

     ”Determination Date,” with respect to an Interest Period, shall be the second London Banking Day preceding the first day of such Interest Period.

     ”Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include March 14, 2005.

     ”LIBOR,” with respect to an Interest Period, shall be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent shall request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period shall be arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent shall request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 10:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period shall be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period shall be the rate in effect with respect to the immediately preceding Interest Period.

     ”London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

     ”Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

     ”Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

     The amount of interest for each day that the Securities are outstanding (the “Daily Interest Amount”) shall be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Securities. The amount of interest to be paid on the Securities for each Interest Period shall be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

     All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent being rounded upwards).

     The interest rate on the Securities shall in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

     The Calculation Agent will, upon the request of any holder of Securities, provide the interest rate then in effect with respect to the Securities. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Issuer, the Subsidiary Guarantors and the holders of the Securities.

     The Issuer shall pay interest (“defaulted interest”) on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is 2.0% in excess of the rate otherwise payable.

2. Method of Payment.

     The Issuer shall pay interest on the Securities (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Securities are canceled on registration of transfer or registration of exchange (including pursuant to an Exchange Offer (as defined in the Indenture)) after such Record Date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). However, the Issuer may pay principal, premium, if any, and interest by wire transfer of federal funds, or interest by check payable in such U.S. Legal Tender. The Issuer may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

3. Paying Agent and Registrar.

     Initially, Wells Fargo Bank, N.A. (the “Trustee”) shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may, subject to certain exceptions, act as Registrar or co-Registrar.

4. Indenture.

     The Issuer issued the Securities under an Indenture, dated as of December 17, 2004 (the “)Indenture”), among the Issuer, the Subsidiary Guarantors and the Trustee. This Security is one of a duly authorized issue of Securities of the Issuer designated as their Senior Secured Floating Rate Notes due 2011 (the “Initial Notes”). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter the TIA as then in effect as amended from time to time. Notwithstanding anything to the contrary herein, the Securities are subject to all such terms, and Holders of Securities are referred to the Indenture and the TIA for a statement of them. The Securities are general obligations of the Issuer unlimited in amount, of which an aggregate principal amount of $160,000,000 are being issued on the Issue Date.

5. Optional Redemption.

     The Issuer may redeem the Securities, in whole at any time or in part from time to time, on and after December 15, 2006, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 15 of the years set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2006	103.000%
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

6. Optional Redemption with the Proceeds of Certain Equity Issuances.

     At any time prior to December 15, 2006, the Issuer may redeem up to 35% of the principal amount of the Securities then outstanding with the Net Cash Proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Issuer at a redemption price of 100% of their principal amount plus a premium equal to the interest rate per annum on the Securities applicable on the date on which notice of redemption is given, together with accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate principal amount of the Securities outstanding immediately prior to each such redemption remains outstanding immediately after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

7. Notice of Redemption.

     Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at such Holder’s registered address. Securities in denominations of $1,000 may be redeemed only in whole. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Securities that have denominations larger than $1,000.

     If any Security is to be redeemed in part only, the notice of redemption that relates to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in a principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Security. On and after the Redemption Date, interest shall cease to accrue on Securities or portions thereof called for redemption, subject to the provisions of the Indenture.

8. Security.

     The Issuer’s obligations under the Securities are secured by Primary Collateral Liens on the Primary Collateral and Second Priority Liens on the Secondary Collateral, in each case, pursuant to the terms of the Security Documents. The actions of the Trustee and the Holders of the Securities secured by Second Priority Liens and the application of proceeds from the enforcement of any remedies with respect to the Secondary Collateral are limited pursuant to the terms of the Security Agreement and the Intercreditor Agreement.

9. Change of Control Offer.

     Upon the occurrence of a Change of Control, the Issuer shall be required, as and to the extent set forth in the Indenture, to offer to purchase all of the outstanding Securities at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase (subject to the right of Securityholders of record on the relevant record date to receive interest due on the relevant interest payment date).

10. Limitation on Asset Sales.

     The Issuer is, subject to certain conditions, obligated to make an offer to purchase Securities at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase with certain Net Cash Proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

11. Escrow of Proceeds; Special Offer to Purchase.

     The Issuer is required to make an offer to purchase, using funds in the Escrow Account, up to $62.5 million (or such lesser amount as is equal to the amount then held in the Escrow Account) in aggregate principal amount of the Securities on a pro rata basis if either (a) the construction of the Pekin Facility Expansion is not commenced by June 30, 2006 or (b) the Issuer provides written notice at any time of its decision not to proceed with or complete construction of the Pekin Facility Expansion. The purchase price shall be 100% of the principal amount of the Securities outstanding, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

12. Events of Loss.

     The Issuer is, subject to certain conditions, obligated to make an offer to purchase Securities at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase with certain Net Loss Proceeds received by the Issuer in connection with an Event of Loss.

13. Registration Rights.

     The Holders of the Initial Notes issued on the Issue Date shall have the rights set forth in the Registration Rights Agreement dated as of December 17, 2004 among the Issuer, the Subsidiary Guarantors and the Placement Agent named therein.

14. Denominations; Transfer; Exchange.

     The Securities are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. A Holder shall register the transfer of or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities or portions thereof selected for redemption, except the unredeemed portion of any security being redeemed in part.

15. Persons Deemed Owners.

     The registered Holder of a Security shall be treated as the owner of it for all purposes.

16. Unclaimed Funds.

     If funds for the payment of principal, premium, if any, or interest remain unclaimed for two years, the Trustee and the Paying Agent shall repay the funds to the Issuer at their request. After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

17. Discharge Prior to Redemption or Maturity.

     The Issuer and the Subsidiary Guarantors may be discharged from their obligations under the Indenture or the Securities and any Subsidiary Guarantee except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in

* This paragraph to be modified with respect to Securities issued after the Issue Date.

the Indenture and the Securities and any Subsidiary Guarantee, in each case upon satisfaction of certain conditions specified in the Indenture.

18. Amendment; Supplement; Waiver.

     Subject to certain exceptions, the Indenture, the Securities, any Subsidiary Guarantee and the Security Documents may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture, the Securities, the Subsidiary Guarantees and the Security Documents to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Securities and any Subsidiary Guarantee in addition to or in place of Physical Securities or comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA, or make any other change that does not materially and adversely affect the rights of any Holder of a Security.

19. Restrictive Covenants.

     The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Issuer to the Issuer, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Issuer must annually report to the Trustee on compliance with such limitations.

20. Defaults and Remedies.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Securities then outstanding may declare all the Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Securities may not enforce the Indenture, the Securities or any Subsidiary Guarantee except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture, the Securities or the Subsidiary Guarantees, if any, unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Securities then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Securities notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.

21. Trustee Dealings with Issuers.

     The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Issuer, their Subsidiaries or their respective Affiliates as if it were not the Trustee.

22. No Recourse Against Others.

     No recourse for the payment of the principal of, premium, if any, or interest on any of the Securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any Obligor in the Indenture, or in any of the Securities or Subsidiary Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer or any Subsidiary Guarantor or of any successor Person thereof. Each Holder, by accepting the Securities, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities. Such waiver may not be effective to waive liabilities under the federal securities laws.

23. Authentication.

     This Security shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Security.

24. Abbreviations and Defined Terms.

     Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

25. Governing Law.

     This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

26. CUSIP and ISIN Numbers.

     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such numbers as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

27. Indenture.

     Each Holder, by accepting a Security, agrees to be bound by all of the terms and provisions of the Indenture and the Security Documents, as each may be amended from time to time.

     The Issuer shall furnish to any Holder of a Security upon written request and without charge a copy of the Indenture which has the text of this Security in larger type. Requests may be made to: Aventine Renewable Energy Holdings, Inc., 1300 South 2nd Street, Pekin, Illinois 61555, Attn: President.

ASSIGNMENT FORM

I or we assign and transfer this Security to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                                                                      agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name
appears on the other
side of this Security)

Signature Guarantee:
Participant in a recognized Signature Guarantee
Medallion Program (or other signature guarantor
program reasonably acceptable to the Trustee)

     In connection with any transfer of this Security occurring prior to the date which is the earlier of (i) the date of the declaration by the Commission of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering resales of this Security (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii) the end of the period referred to in Rule 144(k) under the Securities Act, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that this Security is being transferred:

[Check One]

(1)	☐	to either of the Issuer or a subsidiary thereof; or

(2)	☐	pursuant to and in compliance with Rule 144A under the Securities Act; or

(3)	☐

to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(4)	☐	outside the United States to a Person that is not a U.S. Person in compliance with Rule 904 of Regulation S under the Securities Act; or

(5)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

(6)	☐	pursuant to an effective registration statement under the Securities Act; or

(7)	☐	pursuant to another available exemption from the registration requirements of the Securities Act;

and unless the box below is checked, the undersigned confirms that such Security is not being transferred to an “affiliate” of the Issuer as defined in Rule 144 under the Securities Act of 1933, as amended (an “Affiliate”):

     ☐ The transferee is an Affiliate of the Issuer.

     Unless one of the items is checked, the Trustee shall refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4), (5) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Securities, in its sole discretion, such legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Issuer have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

     If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Security in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Dated:	Signed:
(Sign exactly as name
appears on the other
side of this Security)

Signature Guarantee:

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

     The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

OPTION OF HOLDER TO ELECT PURCHASE

     If you want to elect to have this Security purchased by the Issuer pursuant to Section 4.17, Section 4.18, Section 4.23 or Section 4.24 of the Indenture, check the appropriate box:

Section 4.17 ☐    Section 4.18 ☐    Section 4.23 ☐     Section 4.24 ☐

     If you want to elect to have only part of this Security purchased by the Issuer pursuant to Section 4.17, Section 4.18, Section 4.23 or Section 4.24 of the Indenture, state the amount: $

Dated:	Signed:
(Sign exactly as name
appears on the other
side of this Security)

Signature Guarantee:
Participant in a recognized Signature Guarantee
Medallion Program (or other signature guarantor
program reasonably acceptable to the Trustee)

 Exhibit B

[FORM OF EXCHANGE NOTE]

[FACE OF SECURITY]

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

Senior Secured Floating Rate Exchange Note
due 2011

CUSIP No.
ISIN No.
No.	$

     AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware limited liability company (the “Issuer”), for value received promise to pay to CEDE & CO. or registered assigns, the principal sum of       Dollars ($), on December 15, 2011.

     Interest Payment Dates: March 15, June 15, September 15 and December 15, commencing March 15, 2005.

     Record Dates: March 1, June 1, September 1 and December 1.

     Reference is made to the further provisions of this Security contained herein, which shall for all purposes have the same effect as if set forth at this place.

     IN WITNESS WHEREOF, the Issuer have caused this Security to be signed manually or by facsimile by their duly authorized officers.

Dated:

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:
Name:
Title:

By:
Name:
Title:

* Add Global Security Legend, if appropriate.

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]

     This is one of the Senior Secured Floating Rate Exchange Notes due 2011 described in the within-mentioned Indenture.

WELLS FARGO BANK, N.A.
as Trustee

By:
Authorized Signatory

[REVERSE OF SECURITY]

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

Senior Secured Floating Rate Exchange Note due 2011

1. Interest.

     AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Security at a rate per annum, reset quarterly, equal to LIBOR plus 6%, as determined by the calculation agent (the “Calculation Agent”), which initially shall be the Trustee. Interest on the Securities shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15, commencing on March 15, 2005. The Issuer shall make each interest payment to the holders of record on the immediately preceding March 1, June 1, September 1 and December 1. Interest on the Securities shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date.

     ”Determination Date,” with respect to an Interest Period, shall be the second London Banking Day preceding the first day of such Interest Period.

     ”Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include March 14, 2005.

     ”LIBOR,” with respect to an Interest Period, shall be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent shall request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period shall be arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent shall request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 10:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period shall be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period shall be the rate in effect with respect to the immediately preceding Interest Period.

     ”London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

     ”Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

     ”Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

     The amount of interest for each day that the Securities are outstanding (the “Daily Interest Amount”) shall be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Securities. The amount of interest to be paid on the Securities for each Interest Period shall be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

     All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent being rounded upwards).

     The interest rate on the Securities shall in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

     The Calculation Agent will, upon the request of any holder of Securities, provide the interest rate then in effect with respect to the Securities. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Issuer, the Subsidiary Guarantors and the holders of the Securities.

     The Issuer shall pay interest (“defaulted interest”) on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is 2.0% in excess of the rate otherwise payable.

2. Method of Payment.

     the Issuer shall pay interest on the Securities (except defaulted interest) to the persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Securities are canceled on registration of transfer or registration of exchange after such Record Date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). However, the Issuer may pay principal, premium, if any, and interest by wire transfer of federal funds, or interest by check payable in such U.S. Legal Tender. The Issuer may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

3. Paying Agent and Registrar.

     Initially, Wells Fargo Bank, N.A. (the “Trustee”) shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Issuer or any of their Subsidiaries may, subject to certain exceptions, act as Registrar or co-Registrar.

4. Indenture.

     The Issuer issued the Securities under an Indenture, dated as of December 17, 2004 (the “Indenture”), among the Issuer, the Subsidiary Guarantors and the Trustee. This Security is one of a duly authorized issue of Exchange Notes of the Issuer designated as their Senior Secured Floating Rate Notes due 2011 (the “Exchange Notes”). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter the TIA as then in effect as amended from time to time. Notwithstanding anything to the contrary herein, the Securities are subject to all such terms, and Holders of Securities are referred to the Indenture and the TIA for a statement of them. The Securities are general obligations of the Issuer unlimited in amount, of which an aggregate principal amount of $160,000,000 were issued on the Issue Date.

5. Optional Redemption.

     The Issuer may redeem the Securities, in whole at any time or in part from time to time, on and after December 15, 2006, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 15 of the years set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2006	103.000%
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

6. Optional Redemption with the Proceeds of Certain Equity Issuances.

     At any time prior to December 15, 2006, the Issuer may redeem up to 35% of the principal amount of the Securities then outstanding with the Net Cash Proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Issuer at a redemption price of 100% of their principal amount plus a premium equal to the interest rate per annum on the Securities applicable on the date on which notice of redemption is given, together with accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate principal amount of the Securities outstanding immediately prior to each such redemption remains outstanding immediately after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

     7. Notice of Redemption.

     Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at such Holder’s registered address. Securities in denominations of $1,000 may be redeemed only in whole. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Securities that have denominations larger than $1,000.

     If any Security is to be redeemed in part only, the notice of redemption that relates to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in a principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Security. On and after the Redemption Date, interest shall cease to accrue on Securities or portions thereof called for redemption, subject to the provisions of the Indenture.

8. Security.

     The obligations under the Securities are secured by Primary Collateral Liens on the Primary Collateral and Second Priority Liens on the Secondary Collateral, in each case, pursuant to the terms of the Security Documents. The actions of the Trustee and the Holders of the Securities secured by Second Priority Liens and the application of proceeds from the enforcement of any remedies with respect to the Secondary Collateral are limited pursuant to the terms of the Security Agreement and the Intercreditor Agreement.

9. Change of Control Offer.

     Upon the occurrence of a Change of Control, the Issuer shall be required, as and to the extent set forth in the Indenture, to offer to purchase all of the outstanding Securities at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase (subject to the right of Securityholders of record on the relevant record date to receive interest due on the relevant interest payment date).

10. Limitation on Asset Sales.

     The Issuer is, subject to certain conditions, obligated to make an offer to purchase Securities at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase with certain net cash proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

11. Escrow of Proceeds; Special Offer to Purchase

     The Issuer is required to make an offer to purchase, using funds in the Escrow Account, up to $62.5 million (or such lesser amount as is equal to the amount then held in the Escrow

Account) in aggregate principal amount of the Securities on a pro rata basis if either (a) the construction of the expansion of Aventine Renewable Energy, Inc.’s Pekin, Illinois facility is not commenced by June 30, 2006 or (b) the Issuer provides written notice at any time of its decision not to proceed with or complete construction of such expansion. The purchase price shall be 100% of the principal amount of the Securities outstanding, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

12. Events of Loss.

     The Issuer is, subject to certain conditions, obligated to make an offer to purchase Securities at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase with certain Net Loss Proceeds received by the Issuer in connection with an Event of Loss.

13. Denominations; Transfer; Exchange.

     The Securities are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. A Holder shall register the transfer of or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities or portions thereof selected for redemption, except the unredeemed portion of any security being redeemed in part.

14. Persons Deemed Owners.

     The registered Holder of a Security shall be treated as the owner of it for all purposes.

15. Unclaimed Funds.

     If funds for the payment of principal, premium, if any, or interest remain unclaimed for two years, the Trustee and the Paying Agent shall repay the funds to the Issuer at their request. After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

16. Discharge Prior to Redemption or Maturity.

     The Issuer and the Subsidiary Guarantors may be discharged from their obligations under the Indenture or the Securities and any Subsidiary Guarantee except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Indenture and the Securities and any Subsidiary Guarantee, in each case upon satisfaction of certain conditions specified in the Indenture.

17. Amendment; Supplement; Waiver.

     Subject to certain exceptions, the Indenture, the Securities, any Subsidiary Guarantee and the Security Documents may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture, the Securities, the Subsidiary Guarantees and the Security Documents to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Securities in addition to or in place of Physical Securities or comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA, or make any other change that does not materially and adversely affect the rights of any Holder of a Security.

18. Restrictive Covenants.

     The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Issuer to the Issuer, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Issuer must annually report to the Trustee on compliance with such limitations.

19. Defaults and Remedies.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Securities then outstanding may declare all the Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Securities may not enforce the Indenture, the Securities or any Subsidiary Guarantee except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture, the Securities or the Subsidiary Guarantees, if any, unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Securities then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Securities notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.

20. Trustee Dealings with Issuers.

     The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Issuer, their Subsidiaries or their respective Affiliates as if it were not the Trustee.

21. No Recourse Against Others.

     No recourse for the payment of the principal of, premium, if any, or interest on any of the Securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any Obligor in the Indenture, or in any of the Securities or Subsidiary Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer or any Subsidiary Guarantor or of any successor Person thereof. Each Holder, by accepting the Securities, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities. Such waiver may not be effective to waive liabilities under the federal securities laws.

22. Authentication.

     This Security shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Security.

23. Abbreviations and Defined Terms.

     Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

24. Governing Law.

     This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

25. CUSIP and ISIN Numbers.

     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such numbers as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

26. Indenture.

     Each Holder, by accepting a Security, agrees to be bound by all of the terms and provisions of the Indenture and the Security Documents, as each may be amended from time to time.

     The Issuer shall furnish to any Holder of a Security upon written request and without charge a copy of the Indenture which has the text of this Security in larger type. Requests may be made to: Aventine Renewable Energy Holdings, Inc., 1300 South 2nd Street, Pekin, Illinois 61555, Attn: President.

ASSIGNMENT FORM

I or we assign and transfer this Security to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                                                                      agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name
appears on the other
side of this Security)

Signature Guarantee:
Participant in a recognized Signature Guarantee
Medallion Program (or other signature guarantor
program reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

     If you want to elect to have this Security purchased by the Issuer pursuant to Section

     4.17, Section 4.18, Section 4.23 or Section 4.24 of the Indenture, check the appropriate box:

Section 4.17 ☐    Section 4.18 ☐    Section 4.23 ☐    Section 4.24 ☐

     If you want to elect to have only part of this Security purchased by the Issuer pursuant to Section 4.17, Section 4.18, Section 4.23 or Section 4.24 of the Indenture, state the amount: $

Dated:	Signed:
(Sign exactly as name
appears on the other
side of this Security)

Signature Guarantee:
Participant in a recognized Signature Guarantee
Medallion Program (or other signature guarantor
program reasonably acceptable to the Trustee)

Exhibit C

Form of Certificate to be
Delivered in Connection with
Transfers to Non-QIB Accredited Investors

[Date]

Attention:

Re: Aventine Renewable Energy Holdings, Inc. Senior Secured Floating Rate Notes due 2011 (the “Securities”)

Ladies and Gentlemen:

     In connection with our proposed purchase of the Securities of Aventine Renewable Energy Holdings, Inc. (the “Issuer”), we confirm that:

     1. We understand that any subsequent transfer of the Securities is subject to certain restrictions and conditions set forth in the Indenture relating to the Securities (as described in the Offering Memorandum) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Securities except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

     2. We understand that the offer and sale of the Securities have not been registered under the Securities Act, and that the Securities may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell or otherwise transfer any Securities prior to the date which is two years after the original issuance of the Securities, we will do so only (i) to the Issuer or any of their subsidiaries, (ii) inside the United States in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (iii) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee (as defined in the Indenture relating to the Securities), a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Securities and, if such transfer is in respect of any aggregate principal amount of Securities of less than $100,000, also furnishes an opinion of counsel acceptable to the Issuer that such transfer complies with the Securities Act, (iv) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (v) pursuant to the exemption from

C-1

registration provided by Rule 144 under the Securities Act (if available), or (vi) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Securities from us a notice advising such purchaser that resales of the Securities are restricted as stated herein.

     3. We understand that, on any proposed resale of any Securities, we will be required to furnish to the Trustee and the Issuer such certification, legal opinions and other information as the Trustee and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Securities purchased by us shall bear a legend to the foregoing effect.

     4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Securities, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment, as the case may be.

     5. We are acquiring the Securities purchased by us for our account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion, and we are not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.

     6. The principal amount of the Securities to which this Certificate relates is $                    .

     You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

By:
Name:
Title:

C-2

Exhibit D

Form of Certificate to Be
Delivered in Connection with
Transfers Pursuant to Regulation S

Wells Fargo Bank, N.A.	[Date]
[Address]

Attention:

Re: Aventine Renewable Energy Holdings, Inc. Senior Secured Floating Rate Notes due 2011 (the “Securities”)

     In connection with our proposed sale of $                        aggregate principal amount of the Securities, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

     (1) the offer of the Securities was not made to a person in the United States;

     (2) either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

     (3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

     (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

     (5) we have advised the transferee of the transfer restrictions applicable to the Securities.

     You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Exhibit D-1

To:	Wells Fargo Bank, N.A.
Attention: Corporate Trust Administration
Re:	Aventine Renewable Energy Holdings, Inc.
Senior Secured Floating Rate Notes due 2011
(the “Securities”)
Issued under the Indenture (the “Indenture”) dated as
as of December 17, 2004 relating to the Securities

Ladies and Gentlemen:

     This is to certify that, based solely on certifications we have received in writing, by tested telex or by electronic transmission from Institutions appearing in our records as persons being entitled to a portion of the principal amount of Securities represented by a Temporary Offshore Global Security issued under the above-referenced Indenture, as of the date hereof, $             principal amount of Securities represented by the Temporary Offshore Global Security is being submitted herewith for exchange and is beneficially owned by persons that are either (i) non-U.S. persons (within the meaning of Regulation S under the Securities Act of 1933, as amended) or (ii) U.S. persons that purchased the Securities in a transaction that did not require registration under the Securities Act of 1933, as amended.

     We further certify that (i) we are not submitting herewith for exchange any portion of such Temporary Offshore Global Security excepted in such certifications and (ii) as of the date hereof we have not received any notification from any Institution to the effect that the statements made by such Institution with respect to any portion of such Temporary Offshore Global Security submitted herewith for exchange are no longer true and cannot be relied upon as of the date hereof.

     You and the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Yours faithfully,

[Name of DTC Participant]

By:
Name:
Title:
Address:

Date:

Exhibit E

GUARANTEE

     For value received, the undersigned hereby unconditionally guarantees, as principal obligor and not only as a surety, to the Holder of this Security the cash payments in United States dollars of principal of, premium, if any, and interest on this Security in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest, if any, of this Security, if lawful, and the payment or performance of all other obligations of the Issuer under the Indenture (as defined below) or the Securities, to the Holder of this Security and the Trustee, all in accordance with and subject to the terms and limitations of this Security, Article Eleven of the Indenture and this Subsidiary Guarantee. This Subsidiary Guarantee shall become effective in accordance with Article Eleven of the Indenture and its terms shall be evidenced therein. The validity and enforceability of any Subsidiary Guarantee shall not be affected by the fact that it is not affixed to any particular Security.

     Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of December 17, 2004, among Aventine Renewable Energy Holdings, Inc., a Delaware corporation (the “Issuer”), and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

     The obligations of the undersigned to the Holders of Securities and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article Eleven of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee and all of the other provisions of the Indenture to which this Subsidiary Guarantee relates.

     THIS SUBSIDIARY GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The undersigned Guarantor hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Subsidiary Guarantee.

     This Subsidiary Guarantee is subject to release upon the terms set forth in the Indenture.

E-1

     IN WITNESS WHEREOF, the undersigned has caused this Subsidiary Guarantee to be duly executed.

SUBSIDIARY GUARANTOR

By:
Name:
Title:

By:
Name:
Title:

E-2

Exhibit F

Form of Escrow Agreement

F-1

Exhibit G

Form of Intercreditor Agreement

G-1

Exhibit H

Form of Mortgage

H-1

Exhibit I

Form of Security Agreement

I-1